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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MAC-GRAY CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAC-GRAY CORPORATION
404 Wyman Street, Suite 400
Waltham, Massachusetts 02451

April 3, 2009

Dear Stockholder:

        You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Mac-Gray Corporation to be held on Friday, May 8, 2009 at 10:00 a.m., local time, at the Goodwin Procter LLP Conference Center, Second Floor, Exchange Place, 53 State Street, Boston, Massachusetts 02109 (the "Annual Meeting").

        The items to be considered and voted on at the Annual Meeting are described in the Notice of Annual Meeting and are more fully addressed in our proxy materials accompanying this letter. We encourage you to read all of these materials carefully and then to vote the enclosed WHITE proxy card.

        Whether or not you expect to attend the meeting, please vote your shares by completing, signing, dating and returning the WHITE proxy card in the enclosed postage-prepaid envelope or vote in person at the meeting.

        On behalf of your Board of Directors, thank you for your continued support and interest in Mac-Gray Corporation. I look forward to seeing you at the meeting on Friday, May 8, 2009.

Very truly yours,

STEWART GRAY MACDONALD, JR.
Chairman of the Board and
Chief Executive Officer

        Your vote is very important regardless of the number of shares you own. Please complete, sign, date and return the enclosed WHITE proxy card at your earliest convenience. No postage is required if mailed in the United States.

        Stockholders with questions or requiring assistance voting their shares may contact MacKenzie Partners, Inc., which is assisting us, toll-free at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

MAC-GRAY CORPORATION
404 Wyman Street, Suite 400
Waltham, Massachusetts 02451
(781) 487-7600

 NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MAY 8, 2009

        NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Mac-Gray Corporation, a Delaware corporation (the "Company"), will be held on Friday, May 8, 2009 at 10:00 a.m., local time, at the Goodwin Procter LLP Conference Center, Second Floor, Exchange Place, 53 State Street, Boston, Massachusetts 02109 (together with adjournments or postponements thereof, the "Annual Meeting"):

  1.
  to elect two Class III directors, each to hold office until the Company's annual meeting of stockholders to be held in 2012 and until such director's successor is duly elected and qualified;

  2.
  to approve the 2009 Mac-Gray Corporation Stock Option and Incentive Plan;

  3.
  to consider and vote upon, if properly presented at the Annual Meeting, a stockholder proposal requesting declassification of the Company's Board of Directors;

  4.
  to consider and vote upon, if properly presented at the Annual Meeting, a stockholder proposal requesting the implementation of majority voting in uncontested director elections; and

  5.
  to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on March 26, 2009 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only holders of the Company's common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

        In the event there are not sufficient votes with respect to the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

        Directions to the Goodwin Procter LLP Conference Center are included on the outside back cover of the Proxy Statement for the Annual Meeting of Stockholders to be held on May 8, 2009.

By Order of the Board of Directors,

LINDA A. SERAFINI
Secretary

Waltham, Massachusetts
April 3, 2009

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on May 8, 2009:

The Proxy Statement and Annual Report to Stockholders are available at
 http://www.macgray.com/proxy.

MAC-GRAY CORPORATION
404 Wyman Street, Suite 400
Waltham, Massachusetts 02451
(781) 487-7600

 PROXY STATEMENT

 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Friday, May 8, 2009

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Mac-Gray Corporation, a Delaware corporation (the "Company", "Mac-Gray", "we", "us" or "our"), for use at the Annual Meeting of Stockholders of the Company to be held on Friday, May 8, 2009 at 10:00 a.m., local time, at the Goodwin Procter LLP Conference Center, Second Floor, Exchange Place, 53 State Street, Boston, Massachusetts 02109 (together with any adjournments or postponements thereof, the "Annual Meeting").

        We intend to release the Notice of the Annual Meeting, Proxy Statement and the accompanying WHITE Proxy Card beginning on or about April 3, 2009 to stockholders of record as of March 26, 2009. The Board has fixed the close of business on March 26, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date").

        Execution and return of the enclosed WHITE proxy card is being solicited by and on behalf of our Board for the purposes set forth in the foregoing notice of meeting. The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company. Proxies may be solicited, without extra compensation, by directors, nominees and executive officers of the Company, both in person and by mail, telephone, facsimile, other electronic means or other methods of communication. We have retained MacKenzie Partners, Inc. ("MacKenzie Partners") to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of $50,000, plus reasonable out-of-pocket expenses relating to the solicitation. Approximately 40 MacKenzie Partners employees will participate in the solicitation of proxies.

        Mac-Gray estimates that total costs relating to the solicitation of proxies (other than the amount normally expended for a solicitation for an election of directors in the absence of a contest and excluding salaries and wages of officers and employees) are expected to be approximately $250,000, including fees payable to MacKenzie Partners. To date, Mac-Gray has incurred approximately $120,000 in expenses in communicating with its stockholders in connection with this proxy solicitation. Actual expenditures may vary materially from this estimate, however, as many of the expenditures cannot be readily predicted. The entire expense of preparing, assembling, printing and mailing this proxy statement and any other related materials and the cost of communicating with Mac-Gray stockholders will be borne by Mac-Gray. Appendix A to this Proxy Statement sets forth certain information relating to the Company's directors, nominees, and executive officers who may be soliciting proxies on the Company's behalf.

Voting Securities of the Company

        Only holders of record of Common Stock, par value $0.01 per share, of the Company ("Common Stock") at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 13,473,303 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and 133 stockholders of record. Each holder of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record for each matter properly submitted at the Annual Meeting.

        The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual

Meeting. "Withhold authority" votes, "abstentions" and "broker non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A "withhold authority" vote is a stockholder's vote to withhold authority to cast a vote "for" the election of one or more director nominees. An "abstention" represents an affirmative choice to decline to vote on a proposal other than the election of directors. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power under applicable law with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. If you hold shares through a broker, bank or other custodian (also referred to as holding shares in "street-name"), only such broker, bank, custodian or other nominee can vote your shares. In order to ensure that your shares are voted at the Annual Meeting, you must give specific instructions regarding how to vote your shares. If you do not give specific instructions regarding how to vote your shares, the broker, bank, custodian or other nominee may not exercise their discretion to vote your shares with respect to any of the proposals at the Annual Meeting.

        Proposal 1, election of Class III directors, shall be determined by a plurality vote, which means the two nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors. For each of Proposal 2, the approval of the Company's 2009 Stock Option and Incentive Plan (the "2009 Plan"), and Proposals 3 and 4, the stockholder proposals, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. For these proposals, abstentions are treated as a vote against the proposal. Additionally, in accordance with New York Stock Exchange ("NYSE") rules, broker non-votes will not be counted as shares present and will be disregarded for purposes of such proposals, having the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. Further, for Proposal 2, in accordance with NYSE rules, broker non-votes may affect the approval of such proposal to the extent broker non-votes cause less than a majority of the outstanding shares to be voted on such proposal. Abstentions are applicable to all proposals other than the proposal for election of directors. Neither abstentions nor broker non-votes will be counted for approval of any proposal.

        Whether or not you are able to attend the Annual Meeting, the Company urges you to submit the WHITE proxy card, which is being solicited by our Board, and which, when properly executed, will be voted as you direct. The WHITE proxy card provides spaces for a stockholder to vote for our Board's nominees, or to withhold authority to vote for either or all of such nominees, for election as directors. You may vote FOR both director nominees, WITHHOLD your vote from both director nominees or WITHHOLD your vote from either of the director nominees. The Company has received notice from certain entities affiliated with Fairview Capital, namely, Fairview Capital Investment Management, LLC, Darlington Partners, L.P., Andrew F. Mathieson and Scott W. Clark (collectively, "Fairview"), of their intention to nominate two nominees for election to the Company's Board at the Annual Meeting. You cannot vote for any Fairview nominees on the WHITE proxy card. Conversely, you cannot vote for any Board nominees on any proxy card sent to you by Fairview.

        Stockholders of the Company are requested to complete, date, sign and return the accompanying WHITE proxy card in the enclosed envelope. Shares of Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given on the proxy card, properly executed proxies will be voted "FOR" the election of the Board's two nominees for director listed in this Proxy Statement, "FOR" the approval of the 2009 Plan and "AGAINST" the two stockholder proposals. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

        The Annual Report of the Company for the fiscal year ended December 31, 2008 (the "Annual Report") is being mailed to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material. We will furnish a copy of our Annual Report, with exhibits, free of charge to each stockholder or beneficial owner of our Common Stock who forwards a written request to us at Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, Massachusetts 02451, Attention: Secretary. This Proxy Statement and the Annual Report are also available at http://www.macgray.com/proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

        The Board presently consists of eight members and is divided into three classes, with three directors in Class I, three directors in Class II and two directors in Class III. Directors serve three-year terms, with one class of directors being elected by the Company's stockholders at each annual meeting of stockholders. Two Class III directors will stand for re-election by the stockholders at the Annual Meeting. The Board has the authority to fill any Board vacancy by the affirmative vote of a majority of the remaining directors, who are authorized to exercise the powers of the full Board until such vacancy is filled.

        At the Annual Meeting, two Class III directors will be elected to serve until the 2012 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Board has nominated Stewart G. MacDonald, Jr. and Christopher T. Jenny for re-election as Class III directors. The persons named in the accompanying WHITE proxy card, or their substitutes, will vote the proxy at the Annual Meeting, or any adjournments of the Annual Meeting, for the election of the two Class III director nominees named above, unless, by marking the appropriate space on the WHITE proxy card, the stockholder instructs that he, she or it withholds authority for such person to vote. Messrs. MacDonald and Jenny have consented to being named as a nominee in this Proxy Statement and have agreed to stand for election and to serve, if elected, as directors.

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE TWO NOMINEES NAMED ABOVE.

        The Company has received notice from Fairview of their intention to nominate two nominees, Scott W. Clark and Bruce C. Ginsberg, for election to the Board at the Annual Meeting. Each of Messrs. Clark and Ginsberg has consented to being named as a nominee in this Proxy Statement.

Background of Discussion with Fairview

Initial Correspondence

        Over the past three years, members of Mac-Gray's Board and management have had numerous discussions with members of Fairview, via telephone conversations, e-mail correspondence and in-person meetings, regarding, among other things, Mac-Gray's financial performance and capital allocation strategies. The following is a chronology of the material events leading up to this proxy solicitation.

        On July 9, 2007, Fairview sent a letter to the Board, which among other things, criticized the Company's acquisition and capital allocation strategy and which suggested adoption of a high dividend payout model. On August 2, 2007, the Board considered and discussed the issues raised in Fairview's July letter.

        The Board reviewed Mac-Gray's strategy of taking advantage of selective acquisitions that can deliver increased operational density and efficiency as well as increased market penetration within Mac-Gray's geographic footprint. The Board also reviewed Mac-Gray's capital needs and considered, among other things, the substantial minimum capital expenditures necessary for Mac-Gray to maintain its facilities management business, including incentive payments to win new and renew existing contracts. Further, the Board was informed by legal counsel that both Mac-Gray's senior credit agreement and 7 5/8% senior notes specifically prohibited payment of a large dividend as suggested by Fairview. Although the Fairview letter stated that "[t]his obstacle can be overcome...," Company management and legal counsel informed the Board that these prohibitions could not be revised, if at all, without expending significant costs and resources.

        On October 9, 2007, Fairview sent a letter to the independent members of the Board, reiterating the issues raised in Fairview's July letter and stating that Fairview was "...distressed to learn of Mac-Gray's acquisition of Hof Service Company, which appears to be yet another questionable financial deal for Mac-Gray shareholders." On December 4, 2007, the Board considered and discussed the issues raised in Fairview's October letter, in particular its criticism of the acquisition of Hof Service Company. The Board revisited its rationale for the Hof Service Company acquisition, noting that Hof Service Company's customer locations complemented Mac-Gray's existing footprint in the mid-Atlantic region and provided a substantial increase in density in the Washington, D.C. and Baltimore markets. The additional density allowed Mac-Gray to leverage its existing facilities management infrastructure resulting in increased profitability.

        On December 5, 2007, Fairview sent a letter to the Board, reiterating Fairview's criticism of the Company's acquisition and capital allocation strategy and "urge[d] the Board to consider two alternate paths: a high dividend payout model or a sale of the company." In reviewing Fairview's letter, the Board questioned why Fairview continued to request that the Company pursue a high dividend payout strategy which would prevent the Company from meeting its necessary ongoing capital requirements and which was explicitly prohibited by its lending arrangements. The Board also considered that, particularly given the deterioration of the credit markets at the time, the Company's bank group and bondholders would be unlikely to consent to the removal of any covenant restrictions to permit cash to be paid to stockholders. As regards a potential sale of the Company, the Board discussed its various strategic alternatives. The Board concluded that at the time, remaining independent and focusing on its strategic goals was the best strategy to enhance long-term shareholder value.

        On April 10, 2008, Fairview sent a letter to the Board, reiterating Fairview's concerns about the Company's acquisition strategy and in particular Fairview's disappointment in learning of the Company's acquisition of Automatic Laundry Company. On April 16, 2008 and April 30, 2008 the Board met to review and consider the issues raised in the Fairview letter, and the Board reviewed in detail the Company's strategic goals and the acquisition opportunities which had been presented to the Company with the Hof Service Company and Automatic Laundry Company acquisitions. In considering the Fairview letter, the Board concluded that the Company should have an in-person meeting with Fairview to discuss the issues set forth in its correspondence over the last several months. The Board directed management to set up this meeting as soon as possible. The Board also concluded that it was important that independent directors be present at this meeting so that they could directly participate in the discussions with Fairview concerning these issues.

May 2008 - Board Meets with Fairview

        As a result of the Board consideration and discussion of Fairview's April letter, the Company contacted Fairview and scheduled a meeting with Fairview. On May 20, 2008, Scott W. Clark of Fairview met at the Company's headquarters with Edward F. McCauley and Christopher T. Jenny, both independent directors of the Company, Stewart G. MacDonald, Jr., Chairman of the Board and the Company's Chief Executive Officer and Michael J. Shea, the Company's Chief Financial Officer. At the meeting, Mr. Clark reiterated Fairview's criticism of the Company's acquisition and capital allocation strategy. At the meeting, the Company again explained the rationale for its acquisitions as well as the fact that a high dividend model would prevent the Company from meeting its minimum capital expenditure requirements as well as being prohibited by its bank and bond covenants. Mr. Clark asked a number of questions about related matters, each of which was answered primarily by the independent directors.

        On May 22, 2008, at the Company's 2008 Annual Meeting of stockholders, Mr. Clark made a statement to the audience in attendance which presented Fairview's perspective on the Company's strategy, substantively consistent with the Fairview letters discussed above. Following the meeting, Mr. Clark engaged in related conversations with Messrs. MacDonald, McCauley and Thomas E. Bullock, an independent director of the Company.

        Between July 23, 2008 and September 2, 2008, Mr. Clark had discussions and corresponded with Mr. Shea regarding a potential independent candidate to become a member of the Board. In response to these discussions, Mr. Shea sent an e-mail letter to Mr. Clark, on September 2, 2008, stating that the Company's Governance and Nominating Committee would keep the potential candidate's resume on file and consider it should there be any vacancies on the Board in the future.

        By letter dated December 19, 2008, the Company received a shareholder proposal from Mr. Clark, on behalf of Darlington Partners, L.P. This shareholder proposal is included as Proposal 3 in this Proxy Statement.

        By letter dated February 19, 2009, the Company received a nomination from Mr. Clark, on behalf of Darlington Partners, L.P., nominating both Mr. Clark and Bruce C. Ginsberg for election to the Board.

        On March 18, 2009, Linda A. Serafini, General Counsel of the Company, telephoned Mr. Clark and invited him to the Company's headquarters to again meet with one or more independent directors.

        On March 19, 2009, Fairview's counsel telephoned Ms. Serafini on behalf of Fairview and said that Mr. Clark and Mr. Ginsberg would like to accept the invitation to meet with one or more of the Company's independent directors. Fairview's counsel and Ms. Serafini discussed scheduling the meeting after confirmation with their respective constituencies.

        On March 20, 2009, Company's outside counsel advised Fairview's counsel that one or more of the Company's independent directors would be available to meet with Fairview on April 2, 2009, the date of a regularly scheduled Board meeting. Fairview and a majority of the Company's directors met on April 2, 2009 to discuss the Company's business and the proxy contest.

 INFORMATION REGARDING DIRECTORS/NOMINEES

        Set forth below is certain information regarding the directors of the Company, including the Class III directors who have been nominated for election at the Annual Meeting, based on information furnished by them to the Company.

Name	Age	Director Since
Class I (Term expires 2010)
Edward F. McCauley	69	2004
David W. Bryan	63	2004
Mary Ann Tocio	60	2006
Class II (Term expires 2011)
Thomas E. Bullock	62	2000
William F. Meagher, Jr.	70	2007
Alastair G. Robertson	57	2008
Class III (Term expires 2009)
Stewart G. MacDonald, Jr.*	59	1983
Christopher T. Jenny*	53	2005

    *
    Nominee for election

        Stewart G. MacDonald, Jr. serves as Chairman of the Board and Chief Executive Officer ("CEO") of the Company and has served as a director of the Company since 1983. Mr. MacDonald has served the Company as Chairman of the Board since 1992 and as CEO since 1996.

        Thomas E. Bullock has been a director of the Company since November 2000. Mr. Bullock is retired and serves as a member of the Board of Directors of Transfair USA, a fair-trade certification company working with farmers in 38 countries. Mr. Bullock was previously a director of Zildjian Cymbals. From 1997 to 2000, Mr. Bullock was President and CEO of Ocean Spray Cranberries, Inc., a global manufacturer and distributor of fruit juice and fruit products. Prior to 1997, Mr. Bullock held various senior roles with Ocean Spray for 21 years.

        Edward F. McCauley has been a director of the Company since March 2004. Mr. McCauley is retired. Over a thirty-six year career at Deloitte & Touche, LLP, one of the world's largest public accounting firms, Mr. McCauley served as Lead Audit Partner or Advisory Partner for a wide variety of Fortune 500 companies, non-profit and regulated enterprises. He retired from Deloitte & Touche in 2001. Mr. McCauley is a director of Salary.com, Inc. and Harvard Pilgrim Healthcare, Inc.

        David W. Bryan has been a director of the Company since March 2004. Mr. Bryan is retired. Mr. Bryan was the CEO of Capsized, Inc., an Internet specialty retailer, from 1999 - 2001 and CEO of Avedis Zildjian Company Inc., a leading manufacturer of musical instruments, from 1995 to 1999. Prior to 1995, Mr. Bryan spent twelve years in executive positions at Sara Lee Corporation, a Fortune 50 consumer products company, where his positions included Vice President and Corporate Officer responsible for strategic planning and business development and President of Aris-Isotoner Company, a $200 million subsidiary. Mr. Bryan served as a director of the Avedis Zildjian Company Inc. and Electrolux Corporation.

        Christopher T. Jenny has been a director of the Company since July 2005. Mr. Jenny is currently a Senior Partner with The Parthenon Group LLC, a Boston-based private management consulting and investment firm, and he is a member of the firm's executive committee. Prior to joining The Parthenon Group LLC in 1995, Mr. Jenny was a partner with Bain & Company, Inc., a global business strategy and consulting firm. Mr. Jenny graduated summa cum laude and Phi Beta Kappa with a B.A. in

Mathematics from Dartmouth College and holds an M.B.A. with high distinction from Harvard Business School.

        Mary Ann Tocio has been a director of the Company since November 2006. Ms. Tocio currently is President, Chief Operating Officer and a director of Bright Horizons Family Solutions LLC, the world's largest provider of employer-supported childcare, early education and work/life solutions. Ms. Tocio has been employed by Bright Horizons since 1992. Prior to joining Bright Horizons, Ms. Tocio had several years of experience managing a multi-site service organization and more than 20 years of experience in the health care industry. Ms. Tocio is a director of Harvard Pilgrim Healthcare, Inc.

        William F. Meagher, Jr. has been a director of the Company since May 2007. Prior to his retirement in 1998, Mr. Meagher was Managing Partner of the Boston office of Arthur Andersen LLP, an international accounting firm, where he served as engagement partner on engagements in the transportation, construction, technology and manufacturing industries. Mr. Meagher was employed by Arthur Andersen LLP for 38 years. Mr. Meagher serves on the Board of Directors of SkillSoft, PLC and Dover Saddlery, Inc. and is a Trustee of Dana Farber Cancer Institute and Living Care Villages of Massachusetts, Inc.

        Alastair G. Robertson has been a director of the Company since June 2008. Mr. Robertson is currently a global advisor to Evolve Management Partners, an international change management and leadership consulting firm. Mr. Robertson joined Evolve Management Partners in 2004 as a partner and remained a partner until late 2007, when he became an advisor. Prior to advising Evolve Management Partners, Mr. Robertson was a senior partner for seven years with Accenture Ltd., a management consulting, technology services and outsourcing company, heading their Global Leadership practice and jointly leading their Organization and Strategic Change practice, across many business sectors. Prior to that time, over a span of 17 years, Mr. Robertson held senior executive positions at Mars Incorporated, PepsiCo, Inc., and Pillsbury, each a global manufacturer and distributor of beverages, food and confectionaries.

 CORPORATE GOVERNANCE

Board of Directors

        During the fiscal year ended December 31, 2008 ("Fiscal 2008"), the Board held nine (9) meetings. During the periods that he or she served, each director attended at least 75% of the aggregate of: (1) the number of Board meetings held and (2) the number of meetings of all committees on which he or she served.

Director Independence

        The Board determined that each of our non-employee directors (Messrs. Jenny, Bryan, Bullock, McCauley, Robertson, Meagher and Ms. Tocio, as well as Jerry A. Schiller, who retired from our Board in May 2008) is independent within the meaning of the director independence standards of the NYSE and the applicable rules of the Securities and Exchange Commission (the "SEC"). In making this determination, the Board solicited information from each of the directors regarding, among other things, whether that director, or any member of his immediate family, had a direct or indirect material interest in any transactions involving our Company, was involved in a debt relationship with our company or received personal benefits outside the scope of the director's normal compensation. The Board considered the responses of the directors, and independently considered the commercial agreements, acquisitions and other material transactions entered into by us during Fiscal 2008, and determined that none of our non-employee directors had a material interest in those transactions.

        Directors are encouraged to attend the Company's annual meetings of stockholders. All directors serving on the Board at the time, other than Mr. Jenny, attended the 2008 annual meeting of stockholders.

Executive Session

        In accordance with the Company's Guidelines on Governance, the independent directors meet in executive session at least four (4) times per year. A director chosen by the independent directors in attendance presides at such meetings.

Board Evaluation

        The Governance and Nominating Committee coordinates an annual evaluation process by the directors of the Board's performance and procedures. The Audit Committee, the Compensation Committee and the Governance and Nominating Committee each conduct an annual evaluation of their performance and procedures, including the adequacy of their charters.

Code of Business Conduct

        The Board has adopted a Code of Business Conduct applicable to all officers, employees and Board members. The Code of Business Conduct is posted on Mac-Gray's website at www.macgray.com under the "Corporate Governance" caption of the "Investor Relations" tab and is also available in print to any stockholder upon request. Any amendment to, or waiver of, the Code of Business Conduct that applies to the Company's CEO, Chief Financial Officer, Vice President of Finance, Corporate Controller or any person performing similar functions will be disclosed on the website promptly following the date of such amendment or waiver.

Communications with the Board

        The Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be addressed to the Secretary of the Company at Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, Massachusetts 02451 and marked to the attention of the Board, any of its committees or individual directors or the non-management directors as a group. All correspondence will be forwarded to the intended recipients.

Committees of the Board

        The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Each committee is comprised solely of directors determined by the Board to be independent under the applicable NYSE and SEC rules. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee in the "Investor Relations" section of our website at www.macgray.com. The charters are also available in print to any stockholder upon request.

        Audit Committee.    The Audit Committee, consisting of Edward F. McCauley (Chairman), William F. Meagher, Jr. and Thomas E. Bullock, held seven (7) meetings during Fiscal 2008. In May 2008, Mr. Bullock joined the Audit Committee as a successor to Mr. Schiller who retired from the Board and the Audit Committee in May 2008. The Board has made a determination that each of the members of the Audit Committee satisfies the independence and experience requirements of both the NYSE and SEC. The Board also determined that each of Messrs. McCauley and Meagher is an "audit committee financial expert," as defined by SEC rules. In addition, the Board determined that each Audit Committee member is financially literate as defined by the NYSE. The Audit Committee assists the Board in its oversight of the integrity of the Company's financial statements; the Company's compliance with legal and regulatory requirements; the qualifications, independence and performance of the Company's independent auditors; and the performance of the Company's internal audit function. This includes the selection and evaluation of the independent auditors; the oversight of the Company's systems of internal accounting, internal controls, and financial controls; the review of the annual independent audit of the Company's financial statements; the establishment of "whistle-blowing" procedures; and the oversight of other compliance matters.

        Compensation Committee.    The Compensation Committee, consisting of David W. Bryan (Chairman), Christopher T. Jenny and Mary Ann Tocio, held seven (7) meetings during Fiscal 2008. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the NYSE rules set forth in Section 303A of the New York Stock Exchange Listed Company Manual. The Board has adopted a charter for the Compensation Committee, which is available in the "Investor Relations" section of the Company's website at www.macgray.com. The charter is also available in print to any stockholder who requests it.

        The Compensation Committee's responsibilities, which are discussed in detail in its charter, include:

  •
  Executive Officer Compensation:  Reviewing the Company's compensation plans; counseling with the Company's CEO and independent consultants regarding different compensation approaches; periodically reviewing market data to assess the Company's competitive position for the components of its executive officer compensation by reviewing current compensation surveys; and administering and making recommendations to the Board regarding the adoption, amendment, rescission of, or other matters regarding all incentive compensation plans and equity-based plans.

  •
  Chief Executive Officer Compensation:  The Compensation Committee is responsible for reviewing and approving the annual corporate goals and objectives that may be relevant to the compensation of the CEO; annually evaluating the performance of the CEO in meeting those goals and objectives; and based on such evaluation, setting the CEO's compensation.

  •
  Named Executive Officer Compensation:  Reviewing and approving the compensation of the Company's named executive officers other than the CEO.

  •
  Board Compensation:  The Compensation Committee is further responsible for making recommendations, in consultation with the Governance and Nominating Committee, to the Board regarding the compensation of members of the Board, including awards under the Company's equity-based plans.

        The Compensation Committee also determines the number of options to be granted or shares of Common Stock to be issued to eligible persons under the Company's 2005 Stock Option and Incentive Plan (the "2005 Plan," together with the 1997 Stock Option and Incentive Plan, the "Option Plans"), prescribes the terms and provisions of each grant made under the Option Plans and administers and interprets the Option Plans.

        Governance and Nominating Committee.    The Governance and Nominating Committee, consisting of Thomas E. Bullock (Chairman), Edward F. McCauley and Alastair G. Robertson, held five (5) meetings during Fiscal 2008. In June 2008, Mr. Robertson joined the Governance and Nominating Committee in connection with joining our Board. The Governance and Nominating Committee assists the Board in finding and nominating qualified people for election to the Board, assessing and evaluating the Board's effectiveness, and establishing, implementing and overseeing the Company's governance programs and policies. The Board has adopted a Governance and Nominating Committee charter and Guidelines on Governance, which are available in the "Investor Relations" sections of the Company's website at www.macgray.com. These materials are also available in print to any stockholder upon request.

Policies Governing Director Nominations

        The Governance and Nominating Committee is responsible for reviewing the qualifications of, and recommending to the Board, individuals to be nominated for membership on the Board. The Governance and Nominating Committee considers nominees using the criteria for the composition of the Board and the qualifications of members as outlined in the Governance and Nominating Committee charter.

        The Governance and Nominating Committee will consider stockholder recommendations for nominees for membership on the Board. Stockholders may make a nominee recommendation by sending the nomination to the Secretary of the Company at Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451, who will then forward the recommendation to the Governance and Nominating Committee. Qualified entirely by reference to the Company's By-Laws and Governance and Nominating Committee charter and the disclosure requirements set forth therein, a stockholder's recommendation must include, as to each person whom the stockholder proposes to nominate for election or re-election as a director:

  •
  The name and address of the stockholder making such recommendation as they appear on the Company's books, and the names and addresses of any other stockholders proposing such candidate;

  •
  As to each proposing stockholder, certain information regarding such stockholder's beneficial ownership of, and arrangements related to, securities of the Company;

  •
  A description of all arrangements or understandings by and among any of the stockholders proposing such candidate; and

  •
  All information relating to such candidate that is required pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (including such candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

        The Governance and Nominating Committee may request additional information regarding such candidate to assist in its evaluation. In evaluating director nominees, the Governance and Nominating Committee shall be guided by the following principles: (1) each candidate should be an individual of the highest character and integrity, possessing business and financial acumen, demonstrated business ethics, and tenure and breadth of experience in a significant leadership capacity, (2) each candidate should provide the desired mix of characteristics, qualifications, and diverse experiences, perspectives, and skills appropriate for a corporation such as the Company, (3) each candidate's past or anticipated contributions to the Board and its committees should be clear, (4) each candidate should have sufficient time to devote to the affairs of the Company, and (5) each candidate should represent the interests of the stockholders as a whole. The Governance and Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation.

REPORT OF THE AUDIT COMMITTEE

        As more fully described in its charter, the Audit Committee is appointed by the Board to assist the Board in the general oversight and monitoring of management's and the independent auditor's execution and supervision of the Company's financial reporting process, the Company's procedures for compliance with legal and regulatory requirements, and the performance of the Company's internal audit function. The primary objective of the Audit Committee in fulfilling these responsibilities is to promote and preserve the integrity of the Company's financial statements and the independence and performance of both the Company's internal audit function and external independent auditor. To this end, the Audit Committee has retained the firm of Ernst & Young each year since 2003 to supplement the internal audit function at the Company.

        It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete, accurate and in accordance with accounting principles generally accepted in the United States ("GAAP"). Management has the primary responsibility for preparation of the financial statements. The Company's independent auditors are responsible for auditing those financial statements and expressing their opinion on whether the financial statements are fairly stated in all material respects in conformity with GAAP. In giving recommendations to the Board, the Audit Committee has relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (ii) the report of the Company's independent auditors with respect to such financial statements.

        The Audit Committee has reviewed and discussed with management and with PricewaterhouseCoopers LLP ("PwC"), the Company's independent auditors, the Company's audited financial statements for the year ended December 31, 2008. The Audit Committee has discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (ACIPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from PwC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC's communications with the Audit Committee concerning independence, and has discussed with PwC its independence from the Company and its management. Further, the Audit Committee has considered whether PwC's provision of non-audit services to the Company is compatible with maintaining their independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

The Audit Committee,

Edward F. McCauley, Chairman
William F. Meagher, Jr.
Thomas E. Bullock

Independent Auditor Fees

        The aggregate fees billed by PwC in Fiscal 2008 and the fiscal year ended December 31, 2007 ("Fiscal 2007") for professional services rendered for audit, audit-related, tax and all other services were:

Type of Fees	2008	2007
Audit Fees:	$936,240	$874,591
Audit-Related Fees:	0	0
Tax Fees:	11,000	55,550
All Other Fees:	0	0

Total:	$947,240	$930,141

        In the above table and in accordance with the definitions and rules of the SEC, "audit fees" are fees the Company incurred with PwC for professional services for the audits of the Company's annual financial statements and effectiveness of the Company's internal controls over financial reporting, review of financial statements included in the Company's quarterly reports on Form 10-Q, and for services that are normally provided by an accountant in connection with statutory and regulatory filings or engagements. The "audit-related fees" are fees for assurance and related services incurred by the Company with PwC that are reasonably related to the performance of the audit or review of the Company's financial statements and are not "audit fees." The "tax fees" are fees for tax compliance, tax advice and tax planning incurred by the Company with PwC. The "all other fees" refers to fees for any services provided to the Company by PwC that are not included in any of the foregoing categories. During Fiscal 2008 and Fiscal 2007, PwC provided various audit, tax and other services to the Company. The Audit Committee has adopted policies and procedures that require the Audit Committee to pre-approve all audit and non-audit services performed by PwC in order to assure that the provision of such services does not impair PwC's independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period, and the Audit Committee sets specific limits on the amount of each such service the Company obtains from PwC.

INFORMATION REGARDING EXECUTIVE OFFICERS

        The names and ages of all executive officers of the Company and the principal occupation and business experience during at least the last five years for each are set forth below.

Name	Age	Position
Stewart G. MacDonald, Jr.	59	Chairman and CEO
Michael J. Shea	59	Executive Vice President, Chief Financial Officer and Treasurer
Neil F. MacLellan, III	49	Executive Vice President, Sales
Philip Emma	52	Executive Vice President, Operations
Robert J. Tuttle	56	Executive Vice President, Technology and Information Systems
Linda A. Serafini	57	Vice President, General Counsel and Secretary

        The biography of Mr. MacDonald is set forth above under the section entitled "Information Regarding Directors/Nominees."

        Michael J. Shea has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since November 1998. Mr. Shea served as Secretary of the Company from April 1999 until November 2006. Prior to joining Mac-Gray, Mr. Shea held senior positions in finance and accounting with various companies.

        Neil F. MacLellan, III has been with the Company since 1985 and has served as Executive Vice President, Sales since November 2006. From August 1998 to November 2006, Mr. MacLellan served as Executive Vice President, Sales and Chief Operating Officer. From March 1996 to August 1998, he served as Executive Vice President, Sales and Marketing.

        Philip Emma has served as Executive Vice President, Operations since January 2008. He served as Vice President and General Manager of Product Sales from January 2005 to January 2008 and Vice President and General Manager of Intirion Corporation (MicroFridge), a wholly owned subsidiary of Mac-Gray, from August 2002 until January 2005. Prior to joining Mac-Gray, Mr. Emma was Vice President and General Manager at Coca-Cola Enterprises Inc., the largest bottler and distributor of Coca-Cola products in the world.

        Robert J. Tuttle has served as Executive Vice President, Technology and Information Systems since January 2008. He served as Chief Information Officer and Chief Technology Officer from July 2004 to January 2008 and served as Vice President of Field Technology from 2001 to 2004. Mr. Tuttle has been with the Company since 2001. Prior to that, he held various management positions with the worldwide electronics firms of Philips Electronics and Oki Advanced Products as well as Arthur Blank & Company Inc., a Boston based manufacturer of plastic gift, phone and similar type cards.

        Linda A. Serafini has served as Vice President and General Counsel since April 2006 and was elected Secretary of the Company in November 2006. Prior to joining Mac-Gray, for 20 years Ms. Serafini held various senior legal positions at The Gillette Company, a Fortune 200 consumer products company, including chief legal counsel for the Stationery Products Group, Oral-B Laboratories and the Global Information Technology and Global Supply Chain organizations.

        Each of the executive officers holds his or her respective office until the regular annual meeting of the Board following the annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Compensation Committee Interlocks and Insider Participation

        During Fiscal 2008, Messrs. Bryan and Jenny and Ms. Tocio served as members of the Compensation Committee. No member of the Compensation Committee was an officer, employee or former employee of the Company, or had any relationship with the Company requiring disclosure herein.

        During Fiscal 2008, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

 COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

        The Compensation Committee of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company's compensation philosophy. The Compensation Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. The Compensation Committee presently makes all compensation decisions for the Company's executive officers (the "executive officers"), and together with the Governance and Nominating Committee, recommends compensation levels for the Company's directors.

        Throughout this Proxy Statement, the individuals who served as CEO and Chief Financial Officer during Fiscal 2008, as well as the other individuals included in the "Summary Compensation Table" are referred to as the NEOs.

Compensation Philosophy and Objectives

        The Compensation Committee believes that the most effective executive officer compensation program is one that aligns executive officers' interests with those of the stockholders by rewarding executive officers for the Company's achievement of specific annual, long-term and strategic performance goals, with the long-term objective of increasing stockholder value.

        The five core principles of our executive officer compensation program include:

  •
  Pay-for-Performance:  The Compensation Committee uses compensation to clearly differentiate performance based on the Company's businesses and individual executive officers' results.

  •
  Pay competitively:  The Compensation Committee believes in positioning executive officer compensation at competitive levels necessary to attract and retain exceptional leadership talent. Performance and responsibility can result in an individual's total compensation that is higher or lower than our target market position. The Compensation Committee regularly utilizes the assistance of a consultant to provide information on current market practices, programs and compensation levels.

  •
  Short and long-term balance:  The Compensation Committee structures executive officer compensation programs to balance annual and long-term corporate objectives, including specific measures which focus on financial performance and operational objectives, with the goal of increasing stockholder value in the short- and long-term.

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  Ownership:  The Compensation Committee believes that using compensation to instill an ownership culture effectively aligns the interest of management and our stockholders. As such, the Compensation Committee designs equity based compensation, including performance-based restricted stock units and stock option awards, to provide incentives for our executive officers to enhance stockholder value.

  •
  Total compensation perspective:  The Compensation Committee views all components of pay—base salary, annual incentive, long-term incentives, benefits and perquisites—in total.

        To this end, the Compensation Committee reviews executive officer compensation annually to assess if the Company is able to attract and retain exceptionally talented executive officers and to ensure that a substantial portion of total compensation is linked to the Company's ability to meet its annual financial and non-financial goals and to create stockholder value over the long term.

        In 2008, the Compensation Committee engaged CFS Consulting Inc. ("CFS"), an independent compensation consulting firm, to conduct a review of the Company's total compensation program for executive officers, and from time to time, to advise the Compensation Committee on other related compensation matters.

Setting Executive Officer Total Compensation

        Based on the foregoing objectives, the Compensation Committee has structured the Company's annual and long-term incentive-based cash and non-cash executive officer compensation to motivate executive officers to achieve the business goals set by the Company and reward the executive officers for achieving such goals. The cash- and stock-based and the short- and long-term components of our executive compensation program begin with a total compensation amount. In this regard, the Compensation Committee, with the assistance of CFS, developed an external market model of similarly situated companies from which to develop its executive total compensation comparisons for benchmark executive positions. The market model consisted of: Scope: companies with net revenues in a range of $250-450 Million; Form: independent, freestanding businesses; Industry: for-profit companies engaged in the service industry (excluding financial services and utilities); Location: companies with operations across the United States. Market executive total compensation results were also drawn from a combination of nationally recognized executive compensation surveys (Aspen Publishers, Towers Perrin and Watson Wyatt) and selected Massachusetts-based publicly-traded companies' proxy statements. All surveyed data was compiled using median or "going-rate" results from these sources. Composite total compensation results for each benchmark position were developed after considering all source data and eliminating any fringe data. The Compensation Committee sought to define the Company's target total compensation objective at the resulting market median level for comparable organizations. The Compensation Committee then looked at actual end-of-year Company and individual performance and made a determination as to how the actual executive total compensation should be set given the goals and achievements. For purposes of the external market model, the Compensation Committee selected the following similarly situated companies for Fiscal 2008:

  Dynamics Research Corporation
  Aspen Technology, Inc.
  GSI Group, Inc.
  Kadant Inc.
  Analogic Corporation
  CRA International, Inc.
  Sapient Corporation
  Lionbridge Technologies, Inc.
  Akamai Technologies, Inc.
  American Biltrite Inc.
  Bruker Corporation (formerly known as Bruker Biosciences Corporation)
  Progress Software Corporation
  Haemonetics Corporation

        One goal of the Compensation Committee is to provide total compensation opportunities that, assuming performance objectives are achieved, will be comparable to those provided by the benchmark companies.

2008 Executive Officer Compensation Components

        The Company's executive compensation program includes one fixed and two variable compensation components. As a result, total compensation can vary significantly from year to year if performance objectives are missed, met or achieved. Total compensation is comprised of a fixed pay component, which is base salary, and two variable pay components, which consist of an annual performance-based cash bonus and a long-term equity incentive which is in part performance-based. The Compensation Committee believes that it is appropriate for executives to have at least one-half of their total compensation in the form of variable pay. For Fiscal 2008, the principal components of compensation for the NEOs were:

  •
  Base salary;

  •
  Performance-based annual incentive compensation; and

  •
  Long-term equity incentive compensation.

Base Salary

        The Company provides NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined for each executive officer based on their position and responsibility and by using available market data related to base salaries paid by other organizations. Salary levels are reviewed annually as part of the Company's performance review process as well as upon a change in job responsibility. In reviewing base salaries for executive officers, the Compensation Committee primarily considers:

  •
  Competitive pay practices;

  •
  The performance of the executive officer including any change in the responsibilities assumed by the executive officer; and

  •
  The performance of the Company.

        The base salaries for Mr. MacDonald and the other NEOs were initially increased by 3% for 2008, based on a comparison of 2007 base salaries to benchmark data and to cover increases in the cost of living. Mr. Emma was appointed Executive Vice President, Operations in January 2008 and his initial base salary was set at $220,000. Following completion of the Company's acquisition of Automatic Laundry Company on April 1, 2008, the Compensation Committee determined that a further review of 2008 NEO base salaries was appropriate given the materiality of the acquisition to the Company and the resulting increase in the responsibilities of the NEOs. After completing this review, including a comparison to revised benchmark data given the Company's larger post-acquisition size, the base salaries of the NEOs were increased effective June 1, 2008 as follows: Mr. MacDonald (4.5%); Mr. Shea (9.6%); Mr. MacLellan (2%); Mr. Emma (2.3%); and Mr. Tuttle (6.3%).

Performance-Based Incentive Compensation

  Short-Term Incentive Compensation

        The Company's Senior Executive Incentive Plan (the "Cash Plan") is intended to promote the achievement of the Company's business goals and annual financial objectives, and is based on financial and individual objectives established by the Compensation Committee. In the first quarter of each year, the Compensation Committee sets minimum, target and maximum levels for each financial objective taking into consideration the Company's annual business plan, longer-term expectations regarding Company performance and, as appropriate, the specific circumstances facing the Company during the coming year. The Compensation Committee also establishes the target bonus for each NEO based on a percentage of the NEO's base salary. The actual amount of the cash bonus award that is paid varies between 0% and 150% of the target bonus depending on the achievement of the financial and individual objectives. If a financial or individual objective is not met at the minimum threshold level, then the NEO does not earn the portion of the bonus award attributable to that objective. If a financial objective is achieved at or greater than the minimum threshold level and at or less than the maximum level, then the NEO earns between 57% and 150% of the portion of the bonus award attributable to that objective based on the level achieved. If a financial objective is achieved at greater than the maximum level, then the NEO earns 150% of the portion of the bonus award attributable to that objective.

        For 2008, 80% of the target bonus for each NEO was based upon achievement of corporate financial objectives, as follows: (i) consolidated revenue (25%); (ii) consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (25%); (iii) certain key financial ratios (20%) and (iv) earnings per share (10%). The Compensation Committee set the EBITDA and earnings per share objectives on an adjusted basis taking into account two non-operating items, gain (loss) related to derivative instruments and loss on early extinguishment of debt. The remaining 20% of the target bonus for each NEO was based upon achievement of individual objectives. For 2008, the individual objectives for each NEO related to (i) the refinement of programs and policies related to the management of capital spending and (ii) an advanced technology initiative.

        For 2008, the Compensation Committee set target bonus awards equal to 68% of base salary for Mr. MacDonald, 56% of base salary for Messrs. Shea and MacLellan, and 50% of base salary for Messrs. Tuttle and Emma.

        The financial objectives for Fiscal 2008 are set forth below.

	0%	100%	150%
Revenue	$342,554,800	$360,584,000	$396,642,400
EBITDA	$67,838,500	$71,409,000	$78,549,900
Earnings Per Share	$0.05	$0.09	$0.12

        The final financial objective is three financial ratios: consolidated total funded debt to consolidated EBITDA of less than 4.5 to 1; consolidated senior secured funded debt to consolidated EBITDA of less than 2.5 to 1; and consolidated cash flow to total debt service of more than 1.2 to 1. All three of the financial ratios must be achieved in order to earn the portion of the target bonus attributable to that financial objective.

        For 2008, the financial objectives were achieved at the following levels: revenue—100.8%; EBITDA—101.8%; earnings per share—155.6%,; and the three financial ratios—100%. In addition, each NEO achieved his individual objectives for 2008. Accordingly, each NEO earned 108.4% of his target bonus award: Mr. MacDonald—$354,400; Mr. Shea—$204,900; Mr. MacLellan—$162,100; Mr. Emma—$120,100; and Mr. Tuttle—$121,400. Awards made to NEOs under the Cash Plan in March 2009 for performance in 2008 are reflected in column (g) of the "Summary Compensation Table".

        In each of the past three fiscal years, the Company's financial performance resulted in executives earning bonuses under the Cash Plan in excess of their respective target bonus awards. Generally, the Compensation Committee sets the minimum, target and maximum levels of the financial objectives such that the relative difficulty of achieving the objectives is consistent from year to year.

        The financial goals for the 2009 annual cash bonus awards will continue to be based on consolidated revenue, consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), key financial ratios and earnings per share.

  Long-Term Incentive Compensation

        The Company's Long-Term Incentive Plan (the "Equity Plan") encourages participants to focus on long-term Company performance and provides an opportunity for participating executives to increase their financial ownership in the Company through grants of restricted stock unit awards ("RSUs") and stock options. The Compensation Committee designates the Company's executive officers and other key employees that are eligible to receive awards under the Equity Plan. Each of the NEOs participates in the Equity Plan. In the first quarter of each year, the Compensation Committee determines the annual award value for each participant based on a percentage of base salary. The awards are then granted to participants, with 50% of the award value in RSUs and 50% of the award value in stock options. For this purpose, RSUs are valued based on the number of units subject to the award multiplied by the average closing price of the Company's common stock for the ten trading days preceding the grant date. Stock options are valued based on the Black-Scholes option-pricing model. For 2008, the Compensation Committee set annual award values equal to 150% of base salary for Mr. MacDonald, 100% of base salary for Mr. Shea, 70% of base salary for Messrs. MacLellan and Emma, and 60% of base salary for Mr. Tuttle.

        Each year the Compensation Committee also establishes a financial performance objective for the Equity Plan consisting of the Company's earnings before interest, taxes, depreciation and amortization (EBITDA), less the Company's interest expense and capital expenditures. For 2008, this free cash flow financial objective was set at $16.6 million. The financial objective for 2009 is based on the same free cash flow measure, but on a weighted average shares outstanding basis.

        All stock options awarded under the Equity Plan have an exercise price equal to the closing price of the Company's common stock on the NYSE as of the date of grant, and become exercisable over a three-year period, at the rate of 33 1/3 percent each year, subject to continued employment of the participant by the Company or a subsidiary. All RSUs granted under the Equity Plan vest over a three-year period, at the rate of up to 33 1/3 percent each year, subject to both continued employment of the participant by the Company or a subsidiary and the Company meeting or exceeding the performance objective established by the Compensation Committee for the applicable fiscal year. All RSUs are settled in shares of the Company's common stock, except that Mr. MacDonald, given his substantial existing equity ownership in the Company, has the right to have all or any portion of his RSUs settled in cash.

        If the financial objective for a fiscal year is not met at the 90% level, then the 1/3 portion of the RSUs subject to vesting with respect to that year will not vest and will be forfeited. If the financial objective for a fiscal year is achieved at or greater than the 90% level and at or less than the 100% level, then the 1/3 portion of the RSUs subject to vesting with respect to that year will vest between 50% and 100% based on the level achieved. If the financial objective for a fiscal year is achieved at or greater than the 100% level, then the 1/3 portion of the RSUs subject to vesting with respect to that year will vest 100%.

        For 2008, the Company generated free cash flow of $18.5 million, thereby achieving the financial objective at the 111.4% level. Accordingly, the 1/3 portion of each NEO's RSUs subject to vesting for the current year vested 100%.

Retirement and Other Benefits

  Retirement Plans

        Other than the qualified 401(k) Plan with a Company match that the Company makes available to all employees, the Company does not provide its executive officers with any other retirement benefits.

  Perquisites and Other Personal Benefits

        The Company provides NEOs with certain perquisites and other personal benefits that the Compensation Committee believes are reasonable and appropriate for attracting and retaining executives for key positions. For 2008, the Company paid the premiums on supplemental life and disability insurance coverage for Messrs. Shea and MacLellan. Messrs. Shea and MacLellan also participate to the same extent as other employees in the Company's 401(k) plan and purchased shares of the Company's common stock at a discount in accordance with the Company's Employee Stock Purchase Plan. Information regarding these perquisites and other personal benefits that were paid for Fiscal 2008 is provided under column (i) of the "Summary Compensation Table".

Employment Agreements

        The Company is party to employment agreements with four of the NEOs, including each of Messrs. MacDonald, Shea, MacLellan and Tuttle. Under these employment agreements, each executive is entitled to participate in the Cash Plan. Each executive is also entitled to participate on the same basis with other executives in each of the Company's other stock option, stock purchase, group life insurance, medical coverage, or other retirement or employee benefit plans. The employment agreements provide for certain severance benefits payable to the executive in the event his employment with the Company is terminated by the Company without "cause" or by the executive for "good reason." These severance benefits are described in detail under "POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL" below. The employment agreements each contain non-competition and non-solicitation restrictive covenants covering a period of eighteen (18) months following termination of the executives' employment with the Company for any reason.

Role of Executive Officers in Compensation Decisions

        The Compensation Committee makes final compensation decisions for the NEOs taking into consideration the recommendations of the CEO, and approves recommendations regarding equity awards to all executives and other employees of the Company. The CEO regularly attends Compensation Committee meetings. The CEO annually reviews the performance of each member of the executive officer team, other than himself, whose performance is reviewed by the Governance and Nominating Committee as well as by the Compensation Committee. The CEO then presents his conclusions and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, to the Compensation Committee. The Compensation Committee then exercises its discretion in modifying any recommended adjustments or awards to executive officers.

Tax and Accounting Implications

  Deductibility of Executive Officer Compensation

        The Compensation Committee reviews and considers the deductibility of executive officer compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under its incentive plans is fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

  Accounting for Stock-Based Compensation

        Beginning on January 1, 2006, the Company began accounting for stock-based payments including its stock option grants and restricted stock unit grants in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Activity

        The Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of executive officer compensation and, to that end, took steps in 2008 to enhance the Compensation Committee's ability to effectively carry out its responsibilities as well as to ensure that there are strong links between executive officer compensation and performance. Examples of actions taken by the Compensation Committee in 2008 include:

  •
  Refined the executive officer compensation structure to position the Company's levels of executive officer compensation more competitively with the marketplace in which the Company competes for talent;

  •
  Established the performance objectives under the annual incentive plan and the target bonuses for NEOs under the plan;

  •
  Continued the phase-in of the Company's Long-Term Incentive Plan initiated in 2006, including review of the continued appropriateness of the defined "performance goal," analysis of prior performance under the Long-Term Incentive Plan, and setting a new value for the performance goal for 2008;

  •
  Revised the Board of Director's compensation levels in line with the competitive marketplace as reported and analyzed by CFS;

  •
  Held interim progress reviews against the Company's incentive plans;

  •
  Held executive sessions without Company management present when appropriate; and

  •
  Reviewed and approved 2008 base salary increases for the Company's executive officers.

 SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation paid or earned by each of the NEOs for Fiscal 2008 and 2007 and the fiscal year ended December 31, 2006 ("Fiscal 2006"). When setting total compensation for each of the NEOs, the Compensation Committee reviews the executive officer's total current compensation, including equity and non-equity based compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
a	b	c	d	e	f	g	h	i	j
Stewart G. MacDonald, Jr.	2008	$480,967	—	$152,251	$244,798	$354,400	—	—	$1,232,416
Chairman and CEO	2007	455,000	—	151,362	154,981	334,500	—	—	1,095,843
	2006	405,000	$160,000	67,495	86,807	286,200	—	—	1,005,502
Michael J. Shea	2008	337,641	—	111,131	109,224	204,900	—	$17,554	780,450
Executive Vice President,	2007	310,000	—	57,160	77,797	179,600	—	15,208	639,765
Chief Financial Officer, Treasurer	2006	261,600	140,000	26,163	49,931	146,500	—	15,977	640,171
Neil F. MacLellan, III	2008	267,762	—	79,815	88,636	162,100	—	11,311	609,624
Executive Vice President,	2007	257,000	—	50,422	71,592	140,800	—	10,283	530,097
Sales	2006	247,200	100,000	24,720	48,485	133,000	—	—	553,405
Robert J. Tuttle	2008	224,204	—	56,426	64,758	121,400	—	—	466,788
Executive Vice President,	2007	210,000	—	35,519	54,083	105,800	—	—	405,402
Technology and Information Systems	2006	177,600	50,000	17,758	38,120	—	—	—	283,478
Philip Emma(6)	2008	219,212	—	46,224	44,934	120,100	—	—	430,470
Executive Vice President, Operations

(1)
Reflects discretionary cash bonus awards approved by the Compensation Committee in Fiscal 2007 for performance in 2006.

(2)
Reflects the dollar amounts recognized for financial statement reporting purposes for Fiscal 2006, 2007 and 2008, in accordance with FAS 123(R). The amounts include awards granted in, and prior to, Fiscal 2008. Assumptions used in the calculation of these amounts are included in footnotes 2 and 16 to the Company's audited financial statements for Fiscal 2008 included in the Company's Annual Report on Form 10-K for Fiscal 2008.

(3)
Reflects the dollar amount recognized for financial statement reporting purposes for Fiscal 2006, 2007 and 2008, in accordance with FAS 123(R). The amounts include awards granted in, and prior to, Fiscal 2008. Assumptions used in the calculation of these amounts are included in footnotes 2 and 16 to the Company's audited financial statements for Fiscal 2008 included in the Company's Annual Report on Form 10-K for Fiscal 2008.

(4)
Reflects cash bonus compensation earned under the Cash Plan.

(5)
The following table provides the details for amounts included in the "All Other Compensation" column.

Name	Year	Supplemental Life Insurance Premiums ($)	Supplemental Disability Insurance Premiums ($)	401K Match ($)	ESPP ($)(i)	Total ($)
Michael J. Shea	2008	$2,844	$4,826	$3,000	$6,884	$17,554
	2007	2,844	4,826	3,000	4,538	15,208
	2006	2,844	4,826	3,000	5,307	15,977
Neil F. MacLellan, III	2008	1,529	1,184	3,000	$5,598	$11,311
	2007	1,529	1,184	3,000	4,570	10,283
	2006	—	—	—	—	—

    (i)
    This column shows the amount recognized under FAS 123R for the shares purchased through the Company's 2001 Employee Stock Purchase Plan, as calculated using the Black-Scholes model. For information on the valuation assumptions, please refer to footnotes 2 and 16 of the Company's financial statements in the Form 10-K for the year ended December 31, 2008.

(6)
Compensation for Mr. Emma is provided only for Fiscal 2008 because he was not a NEO in 2006 or 2007.

 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(4)			All Other Stock Awards: Number of Shares of Stock	All Other Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)
											Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
a	b	c	d	e	f	g	h	i	j	k	l
Stewart G. MacDonald, Jr.	1/1/2008	186,400	327,000	490,500	—	—	—	—	—	—	—
	1/17/2008	—	—	—	10,224	20,448	20,448	—	—	—	$78,111
	1/17/2008	—	—	—	—	—	—	—	66,951	$11.63	$234,329
	6/12/2008	—	—	—	6,282	12,564	12,564	—	—	—	$42,173
	6/12/2008	—	—	—	—	—	—	—	29,697	$9.95	$126,509
Michael J. Shea	1/1/2008	107,800	189,000	283,500	—	—	—	—	—	—	—
	1/17/2008	—	—	—	4,181	8,361	8,361	—	—	—	$31,939
	1/17/2008	—	—	—	—	—	—	—	27,369	$11.63	$95,792
	6/12/2008	—	—	—	3,615	7,230	7,230	—	—	—	$24,269
	6/12/2008	—	—	—	—	—	—	—	17,091	$9.95	$72,808
Neil F. MacLellan, III	1/1/2008	85,300	149,600	224,400	—	—	—	—	—	—	—
	1/17/2008	—	—	—	3,465	6,930	6,930	—	—	—	$26,473
	1/17/2008	—	—	—	—	—	—	—	22,689	$11.63	$79,412
	6/12/2008	—	—	—	711	1,422	1,422	—	—	—	$4,773
	6/12/2008	—	—	—	—	—	—	—	3,360	$9.95	$14,314
Robert J. Tuttle	1/1/2008	63,800	112,000	168,000	—	—	—	—	—	—	—
	1/17/2008	—	—	—	2,832	5,664	5,664	—	—	—	$21,636
	1/17/2008	—	—	—	—	—	—	—	18,540	$11.63	$64,890
	6/12/2008	—	—	—	117	234	234	—	—	—	$785
	6/12/2008	—	—	—	—	—	—	—	555	$9.95	$2,364
Philip Emma	1/1/2008	63,200	110,800	166,200	—	—	—	—	—	—	—
	1/17/2008	—	—	—	1,482	2,964	2,964	—	—	—	$11,322
	1/17/2008	—	—	—	—	—	—	—	9,702	$11.63	$33,957
	6/12/2008	—	—	—	2,189	4,377	4,377	—	—	—	$14,692
	6/12/2008	—	—	—	—	—	—	—	10,347	$9.95	$44,078

(1)
Represents threshold, target and maximum payout levels under the Cash Plan for 2008 performance. The actual award amount earned by each NEO in Fiscal 2008 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above. Additional information regarding the design of the Cash Plan, including a description of the performance based conditions applicable to Fiscal 2008 awards, is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)
Represents threshold, target and maximum number of shares of Common Stock that may be earned under the Equity Plan subject to the attainment of pre-established financial targets. Additional information regarding the equity awards issued under the Equity Plan is included in the Compensation Discussion and Analysis section of this Proxy Statement. Stock options awarded under the Equity Plan become exercisable over a three-year period, at a rate of 33 1/3 percent each year, subject to continued employment. Restricted stock units awarded under the Equity Plan vest over a three-year period, at a rate of 33 1/3 percent each year, subject to both continued employment and the Company meeting or exceeding the performance goals established by the Compensation Committee for the applicable fiscal year.

(3)
Represents the grant date fair value of the award determined in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in notes 2 and 16 to the Company's audited financial statements for Fiscal 2008 included in the Company's Annual Report on Form 10-K for Fiscal 2008.

(4)
Two-thirds of the shares included represent shares underlying restricted stock units for which performance criteria have not yet been established. Accordingly, for accounting purposes such awards are not considered to be granted under FAS 123R.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards(1)					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentives Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights Not Vested ($)
	a	b	c	d	e	f	g	h	i	j
Stewart G. MacDonald, Jr	3/1/1999	50,000	—	—	$8.50	3/1/2009	—	—	—	—
	4/2/2001	39,200	—	—	$3.70	4/2/2011	—	—	—	—
	4/2/2001	60,000	—	—	$3.70	4/2/2011	—	—	—	—
	5/25/2005	20,000	—	—	$8.60	5/25/2015	—	—	—	—
	4/1/2006	25,086	12,543	—	$11.86	4/1/2016	—	—	—	—
	1/17/2007	18,353	36,706	—	$12.86	1/17/2017	—	—	—	—
	1/17/2008	—	66,951	—	$11.63	1/17/2018	—	—	—	—
	6/12/2008	—	29,697	—	$9.95	6/12/2018	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	5,692	$35,746
	1/17/2007	—	—	—	—	—	—	—	12,682	$79,643
	1/17/2008	—	—	—	—	—	—	—	20,448	$128,413
	6/12/2008	—	—	—	—	—	—	—	12,564	$78,902
Michael J. Shea	4/2/2001	42,000	—	—	$3.70	4/2/2011	—	—	—	—
	12/31/2002	13,200	—	—	$3.29	12/31/2012	—	—	—	—
	12/31/2002	19,800	—	—	$3.29	12/31/2012	—	—	—	—
	5/25/2005	25,000	—	—	$8.60	5/25/2015	—	—	—	—
	4/1/2006	9,722	4,861	—	$11.86	4/1/2016	—	—	—	—
	1/17/2007	7,502	15,004	—	$12.86	1/17/2017	—	—	—	—
	1/17/2008	—	27,369	—	$11.63	1/17/2018	—	—	—	—
	6/12/2008	—	17,091	—	$9.95	6/12/2018	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	2,206	$13,852
	1/17/2007	—	—	—	—	—	—	—	5,184	$32,556
	1/17/2008	—	—	—	—	—	—	—	8,361	$52,507
	6/12/2008	—	—	—	—	—	—	—	7,230	$45,404
Neil F. MacLellan, III	4/2/2001	42,000	—	—	$3.70	4/2/2011	—	—	—	—
	4/2/2001	25,000	—	—	$3.70	4/2/2011	—	—	—	—
	12/31/2002	13,200	—	—	$3.29	12/31/2012	—	—	—	—
	12/31/2002	19,800	—	—	$3.29	12/31/2012	—	—	—	—
	5/25/2005	25,000	—	—	$8.60	5/25/2015	—	—	—	—
	4/1/2006	9,188	4,594	—	$11.86	4/1/2016	—	—	—	—
	1/17/2007	6,220	12,440	—	$12.86	1/17/2017	—	—	—	—
	1/17/2008	—	22,689	—	$11.63	1/17/2018	—	—	—	—
	6/12/2008	—	3,360	—	$9.95	6/12/2018	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	2,084	$13,090
	1/17/2007	—	—	—	—	—	—	—	4,298	$26,991
	1/17/2008	—	—	—	—	—	—	—	6,930	$43,520
	6/12/2008	—	—	—	—	—	—	—	1,422	$8,930
Robert J. Tuttle	1/2/2002	18,000	—	—	$3.00	1/2/2012	—	—	—	—
	12/31/2002	4,800	—	—	$3.29	12/31/2012	—	—	—	—
	12/31/2002	7,200	—	—	$3.29	12/31/2012	—	—	—	—
	5/31/2005	15,000	—	—	$8.72	5/31/2015	—	—	—	—
	4/1/2006	6,600	3,300	—	$11.86	4/1/2016	—	—	—	—
	1/17/2007	4,298	8,596	—	$12.86	1/17/2017	—	—	—	—
	1/17/2008	—	18,540	—	$11.63	1/17/2018	—	—	—	—
	6/12/2008	—	555	—	$9.95	6/12/2018	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	1,497	$9,403
	1/17/2007	—	—	—	—	—	—	—	2,970	$18,652
	1/17/2008	—	—	—	—	—	—	—	5,664	$35,570
	6/12/2008	—	—	—	—	—	—	—	234	$1,470
Philip Emma	12/31/2002	18,000	—	—	$3.29	12/31/2012	—	—	—	—
	5/31/5005	12,000	—	—	$8.72	5/31/2015	—	—	—	—
	4/1/2006	3,840	1,920	—	$11.86	4/1/2016	—	—	—	—
	1/17/2007	2,581	5,162	—	$12.86	1/17/2017	—	—	—	—
	1/17/2008	—	9,702	—	$11.63	1/17/2018	—	—	—	—
	6/12/2008	—	10,347	—	$9.95	6/12/2018	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	871	$5,472
	1/17/2007	—	—	—	—	—	—	—	1,784	$11,204
	1/17/2008	—	—	—	—	—	—	—	2,964	$18,614
	6/12/2008	—	—	—	—	—	—	—	4,377	$27,488

(1)
Stock options awarded under the Equity Plan become exercisable over a three-year period, at a rate of 33 1/3 percent, on each anniversary of the grant date, subject to continued employment. Restricted stock units awarded under the Equity Plan vest over a three-year period, at a rate of 33 1/3 percent, on each anniversary of the grant date, subject to both continued employment and the Company meeting or exceeding the performance goals established by the Compensation Committee for the applicable fiscal year.

(2)
Reflects the maximum number of shares that can potentially vest under the Company's Equity Plan subject to the Company meeting or exceeding the performance goals established by the Compensation Committee for the applicable fiscal year.

 Option Exercises and Stock Vested For Fiscal 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise $	Number of Shares Acquired on Vesting #	Value Realized on Vesting $(1)
Stewart G. MacDonald, Jr.	—	—	12,032	143,064
Michael J. Shea	—	—	4,798	57,048
Neil F. MacLellan, III	—	—	4,233	50,330
Robert J. Tuttle	—	—	2,982	35,456
Philip Emma	—	—	1,763	20,962

(1)
The value realized equals the fair market value of the Company's Common Stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits

        The Company does not provide any pension benefits to its executive officers.

Nonqualified Deferred Compensation

        The Company does not have a Nonqualified Deferred Compensation Plan for its executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The Company has entered into Severance Agreements with each of Messrs. MacDonald, Shea, MacLellan, Emma and Tuttle (collectively, the "Severance Agreements") which provide for severance payments in the event of termination of employment following a change in control of the Company. The terms of the Severance Agreements provide that if the executive officer's employment is terminated within twenty-four (24) months following a "change in control" (as defined in the Severance Agreement) of the Company (i) by the Company for any reason (other than termination by the Company for cause or by reason of death or disability) or (ii) by the executive officer for "good reason" (as defined in the Severance Agreement), then the executive officer will receive:

  •
  a lump sum severance payment equal to two (2) times (2.99 for the CEO) the sum of (i) the executive officer's average annual base salary over the three (3) fiscal years immediately prior to the terminating event (or the executive officer's annual base salary in effect immediately prior to the change in control, if higher) and (ii) the executive officer's average annual short-term incentive compensation over the three (3) fiscal years immediately prior to the change in control (or the executive officer's annual bonus for the last fiscal year immediately prior to the change in control, if higher);

  •
  continuation of certain benefits, including, without limitation, health, dental and life insurance on the same terms and conditions as though the executive officer had remained an active employee, for the 24-month (or 36-month for the CEO) severance period; and

  •
  payment by the Company of all reasonable legal and arbitration fees and expenses incurred by the executive officer in obtaining or enforcing any right or benefit provided by the Severance Agreement, except in cases involving frivolous or bad faith litigation.

        In addition to amounts that may become payable under the Severance Agreements in the event of a change in control of the Company, the terms of the 2005 Plan also provide that certain equity awards granted thereunder will become fully vested upon a change in control of the Company and that the Compensation Committee (in its capacity as administrator under the 2005 Plan) has the authority to accelerate vesting of all awards granted under the 2005 Plan, in its discretion.

        The Company has entered into Employment Agreements with each of Messrs. MacDonald, Shea, and MacLellan (collectively, the "Employment Agreements"), which set forth the terms and conditions of employment, including certain severance payments that may be payable by the Company if the executive officer's employment is terminated under certain circumstances. The Employment Agreements were each amended on March 3, 2008 and December 22, 2008 to comply with amendments to Section 409A of the Code, and to clarify the benefits payable upon a termination due to disability. The Employment Agreements provide that if the executive officer's employment is terminated by the Company without "cause" (as defined in the Employment Agreements) or by the executive officer for "good reason" (as defined in the Employment Agreements), the executive officer will receive:

  •
  continuation of his full base annual salary for 18 months following termination;

  •
  a one-time lump sum payment in an amount equal to his average annual bonus over the three (3) fiscal years immediately prior to termination (or the executive officer's annual short term incentive compensation for the last fiscal year immediately prior to termination, if higher); and

  •
  continuation of certain benefits, including health, dental and life insurance for 18 months following termination.

        The Employment Agreements provide that in the event of a termination of an executive officer's employment with the Company on account of disability, the executive officer will receive continuation of his full base annual salary for 18 months following termination and continuation of certain benefits, including health, dental and life insurance for 18 months following termination. The Employment Agreements also provide that in the event of a termination of an executive officer's employment with the Company without "cause" or by the executive with "good reason" that triggers severance payments under both the Employment Agreement and any Severance Agreement between the Company and the executive officer, the executive officer will receive the severance payments under the Severance Agreement instead of the severance payments under the Employment Agreement.

        In addition to the Employment Agreements, the Company also has an employment agreement with Mr. Tuttle pursuant to which Mr. Tuttle receives continuation of his full base annual salary for six (6) months following termination of employment due to disability, termination without "cause" (as defined in the employment agreement) or termination for "good reason" (as defined in the employment agreement). In addition, Mr. Tuttle is entitled to a continuation of certain COBRA benefits for the severance period.

        The table below reflects the amount of compensation that would have been payable to the NEOs as of December 31, 2008 in the event of a termination under various scenarios. These figures, however, are only estimates of the amounts that would have been payable to the executive officers upon their termination as of such time, and the actual amounts to be paid can only be determined at the time of such executive officer's separation from the Company.

Name	Cash Severance Payment(1)	Continuation of Medical/ Welfare Benefits	Acceleration of Equity Awards (unrecognized expense as of 12/31/08)(2)	Excise Tax Gross-Up(3)	Total Termination Benefits(4)
Stewart G. MacDonald, Jr.
• Termination upon Death	—	—	$313,148	—	$313,148
• Termination upon Disability	$757,050	$23,420	$313,148	—	$1,093,618
• Termination by Executive for Good Reason	$1,111,450	$23,420	—	—	$1,134,870
• Termination by Executive without Good Reason	—	—	—	—	—
• Termination by Company for Cause	—	—	—	—	—
• Termination by the Company without Cause	$1,111,450	$23,420	—	—	$1,134,870
• Termination after Change in Control	$2,568,709	$46,840	$313,148	—	$2,928,697
Michael J. Shea
• Termination upon Death	—	—	$140,273	—	$140,273
• Termination upon Disability	$540,750	$23,420	$140,273	—	$704,443
• Termination by Executive for Good Reason	$745,650	$23,420	—	—	$769,070
• Termination by Executive without Good Reason	—	—	—	—	—
• Termination by Company for Cause	—	—	—	—	—
• Termination by the Company without Cause	$745,650	$23,420	—	—	$769,070
• Termination after Change in Control	$1,130,800	$31,226	$140,273	—	$1,302,299
Neil F. MacLellan III
• Termination upon Death	—	—	$89,496	—	$89,496
• Termination upon Disability	$417,150	$23,420	$89,496	—	$530,066
• Termination by Executive for Good Reason	$579,250	$23,420	—	—	$602,670
• Termination by Executive without Good Reason	—	—	—	—	—
• Termination by Company for Cause	—	—	—	—	—
• Termination by Company without Cause	$579,250	$23,420	—	—	$602,670
• Termination after Change in Control	$880,400	$31,226	$89,496	—	$1,001,122
Robert J. Tuttle
• Termination upon Death	—	—	$63,761	—	$63,761
• Termination upon Disability	$122,500	$5,057	$63,761	—	$191,318
• Termination by Executive for Good Reason	$122,500	$5,057	—	—	$127,557
• Termination by Executive without Good Reason	—	—	—	—	—
• Termination by Company for Cause	—	—	—	—	—
• Termination by Company without Cause	$122,500	$5,057	—	—	$127,557
• Termination after Change in Control	$732,800	$22,030	$63,761	—	$818,591
Philip Emma
• Termination upon Death	—	—	$60,592	—	$60,592
• Termination upon Disability	—	—	$60,592	—	$60,592
• Termination by Executive for Good Reason	—	—	—	—	—
• Termination by Executive without Good Reason	—	—	—	—	—
• Termination by Company for Cause	—	—	—	—	—
• Termination by Company without Cause	—	—	—	—	—
• Termination after Change in Control	$796,400	$31,226	$60,592	—	$888,218

(1)
Fiscal Year 2008 bonus awards were used to estimate the bonus component of cash severance.

(2)
Amounts include stock options and all other equity awards subject only to time-based vesting restrictions that are issued under the 2005 Plan, all of which vest in full upon a change in control. Amounts also include accelerated vesting of stock options which vest in full upon termination of employment due to death or disability. Amounts do not include shares of restricted stock units that have performance-based vesting restrictions; however, the Compensation Committee has the authority under the 2005 Plan to accelerate such awards in its discretion.

(3)
Excise tax gross-up payments are not provided by the Company.

(4)
The Severance Agreements provide that the total value of all change in control benefits may not exceed the maximum benefit that allows for a tax deduction for the Company under Section 280G of the Code.

DIRECTOR COMPENSATION

        The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board. In setting director compensation, the Company considers the amount of time that directors spend fulfilling their duties to the Company as well as the skill-level required of members of the Board. Based on a review of the compensation paid to directors in similar sized organizations as analyzed by CFS, as well as other considerations, effective July 1, 2008, the Company adopted a new director compensation program designed to deliver annual director compensation at approximately the median of companies of similar size to the Company.

        The terms of the director compensation program are as follows:

  •
  Upon their initial appointment to the Board, non-employee directors receive an option to purchase 5,000 shares of Common Stock. Each non-employee director receives an annual option grant valued at $60,000 based on the Black-Scholes option-pricing model. All such options granted to non-employee directors are fully exercisable upon grant at an exercise price equal to the closing price of the Company's Common Stock on the date of the grant and terminate upon the tenth anniversary of the date of grant. Pursuant to a change to the director compensation program, effective May 1, 2009 all such options will become fully exercisable as of May 1st of the year following the date of grant.

  •
  For service on the Board, each non-employee director receives an annual retainer of $30,000, paid quarterly, a $1,600 meeting fee for each in-person meeting attended, and a $500 fee for each telephonic meeting. Fifty percent (50%) of the annual retainer is paid in shares of Common Stock and the balance, at the discretion of the director, is paid in cash, shares of Common Stock or any combination thereof.

  •
  Each member of the Audit Committee and Compensation Committee is entitled to receive a fee of $1,600 per in-person meeting and a $300 fee for each telephonic meeting attended. Each member of the Governance and Nominating Committees is entitled to receive a fee of $1,300 per in-person meeting and a $300 fee for each telephonic meeting attended.

  •
  In addition, the chairman of each of the Audit Committee and Compensation Committee is entitled to receive an annual fee of $8,000 and the chairman of the Governance and Nominating Committees is entitled to receive an annual fee of $5,500.

Director Summary Compensation Table

        The table below summarizes the compensation paid by the Company to non-employee directors for Fiscal 2008.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)(3)	Option Awards(4)(5)	Non-Equity Incentive Plan Compensation	Changes in Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
David W. Bryan(6)	$36,900	$16,300	$56,214	—	—	—	$109,414
Thomas E. Bullock(7)	$36,300	$13,750	$56,214	—	—	—	$106,264
Christopher T. Jenny(8)	$24,450	$21,250	$56,214	—	—	—	$101,914
Edward F. McCauley(9)	$39,750	$15,250	$56,214	—	—	—	$111,214
William F. Meagher, Jr.(10)	$30,250	$13,750	$56,214	—	—	—	$100,214
Alastair Robertson(11)	$13,600	$7,500	$28,020	—	—	—	$49,120
Mary Ann Tocio(12)	$26,550	$21,250	$56,214	—	—	—	$104,014
Jerry A. Schiller(13)	$11,200	$6,250	$0	—	—	—	$17,450

(1)
Stewart G. MacDonald, Jr., the Company's Chairman and CEO, is not included in this table as he is an employee of the Company and thus, receives no compensation for his service as a director. The compensation for Mr. MacDonald in his capacity as CEO of the Company is shown in the "Summary Compensation Table" included in this Proxy Statement.

(2)
These amounts reflect the dollar amount recognized for financial statement reporting purposes for Fiscal 2008, in accordance with FAS 123(R) for stock awards and thus may include amounts from awards granted in, and prior to, 2008. Assumptions used in the calculation of these amounts are included in footnotes 2 and 16 to the Company's audited financial statements for Fiscal 2008 included in the Company's Annual Report on Form 10-K for Fiscal 2008. These amounts also represent the grant date fair value of each stock award computed in accordance with FAS 123R.

(3)
As of December 31, 2008, the aggregate number of shares held by our non-employee directors was as follows: David W. Bryan, 5,429 shares; Thomas E. Bullock, 26,157 shares; Christopher T. Jenny, 2,149 shares; Edward F. McCauley, 5,333 shares; William F. Meagher, Jr., 4,176 shares; Alastair Robertson, 679 shares; and Mary Ann Tocio, 2,895 shares. As of the date of his retirement from the Board in May 2008, Jerry A. Schiller held 18,325 shares. As a result of his retirement, the Company has no more current information regarding Mr. Schiller's stock holdings.

(4)
These amounts reflect the dollar amount recognized for financial statement reporting purposes for Fiscal 2008, in accordance with FAS 123(R) for stock option awards and thus may include amounts from awards granted in, and prior to, 2008. Assumptions used in the calculation of these amounts are included in footnotes 2 and 16 to the Company's audited financial statements for Fiscal 2008 included in the Company's Annual Report on Form 10-K for Fiscal 2008.

(5)
As of December 31, 2008, the aggregate number of shares of our Common Stock subject to outstanding option awards held by our non-employee directors was as follows: David W. Bryan, 41,216 shares; Thomas E. Bullock, 44,216 shares; Christopher T. Jenny, 35,216 shares; Edward F. McCauley, 41,216 shares; William F. Meagher, Jr., 17,716 shares; Alastair Robertson, 5,000 shares; Mary Ann Tocio, 27,716 shares; and Jerry A. Schiller, 32,500 shares.

(6)
Mr. Bryan served as a Board member and as Chair of the Compensation Committee in 2008.

(7)
Mr. Bullock served as a Board member, as a member of the Audit Committee and as the Chair of the Governance and Nominating Committee in 2008.

(8)
Mr. Jenny served as a Board member and as a member of the Compensation Committee in 2008.

(9)
Mr. McCauley served as a Board member and as a member of both the Audit Committee and the Governance and Nominating Committee in 2008. Following the retirement of Mr. Schiller in May 2008, Mr. McCauley has served as the Chair of the Audit Committee.

(10)
Mr. Meagher served as a Board Member and a member of the Audit Committee in 2008.

(11)
Mr. Robertson was appointed to the Board effective in June 2008 and served as a Board member and as a member of the Governance and Nominating Committee.

(12)
Ms. Tocio served as a Board member and a member of the Compensation Committee in 2008.

(13)
Mr. Schiller served as a Board member and as Chair of the Audit Committee until his retirement in May 2008.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee,

David W. Bryan, Chairman
Christopher T. Jenny
Mary Ann Tocio

Certain Relationships and Related Transactions

        Pursuant to a Stockholders' Agreement by and among the Company and certain of its stockholders dated June 26, 1997 (the "Stockholders' Agreement"), (i) each of Mr. Stewart G. MacDonald, Jr. ("Mr. S. MacDonald"), Ms. Sandra E. MacDonald ("Ms. S. MacDonald"), Mr. Daniel W. MacDonald ("Mr. D. MacDonald," and collectively, the "MacDonalds") (and any assignees or trusts created by them or under which they are beneficiaries) received "piggy-back" and demand registration rights, (ii) each of the MacDonalds granted to and received rights of first offer to purchase shares of the Company's Common Stock offered for sale by another stockholder who is a party thereto and (iii) the MacDonalds granted to the Company rights of second offer to purchase such shares.

        In 1977, Mac-Gray Co. entered into an arrangement with the Company's co-founder and then CEO that provided his wife, Ms. Evelyn C. MacDonald ("Ms. E. MacDonald"), with an annual payment following his death. The Company, through its subsidiary, Mac-Gray Services, Inc., pays Ms. E. MacDonald, the mother of Mr. S. MacDonald, the Company's Chairman and CEO, a fixed amount of $104,000 per year pursuant to this arrangement, which is not evidenced by a comprehensive written agreement, and will continue to make such payments for the remainder of Ms. E. MacDonald's life.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 26, 2009 by (i) each person known by the Company to own beneficially five percent (5%) or more of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, the CEO and each of the NEOs, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Company's Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned
Stewart G. MacDonald, Jr.(3)(4)(5)	2,147,632	15.63%
Sandra E. MacDonald(3)(4)(6)	1,299,389	9.64%
Daniel W. MacDonald(3)(4)(7)	1,147,700	8.52%
Peter C. Bennett, R. Robert Woodburn, Jr.(3)(4)(8)	1,470,569	10.91%
Cynthia V. Doggett(3)(9)	2,147,632	15.63%
Richard G. MacDonald(3)(10)	1,299,389	9.64%
Gilbert M. Roddy, Jr.(3)(11)	350,903	2.60%
Dimensional Fund Advisors LP(12)	1,134,750	8.42%
River Road Asset Management, LLC(13).	1,862,626	13.82%
Fairview Capital Investment Management, LLC(14)	851,346	6.32%
Polaris Capital Management, Inc.(15)	1,456,058	10.81%
Rutabaga Capital Management(16)	1,050,122	7.79%
David W. Bryan(17)	47,430	*
Edward F. McCauley(17)	47,252	*
Thomas E. Bullock(17)	74,759	*
Christopher T. Jenny(17)	38,537	*
Mary Ann Tocio(17)	31,783	*
William F. Meagher, Jr.(17)	22,478	*
Alastair G. Robertson(17)	6,265	*
Neil F. MacLellan, III(17)	180,804	1.33%
Michael J. Shea(17)	174,281	1.28%
Robert J. Tuttle(17)	83,642	*
Philip Emma(17)	52,131	*
All executive officers and directors as a group (13 persons)(18)	2,939,557	20.43%

*
less than 1%

(1)
Unless otherwise indicated by footnote, the mailing address for each stockholder and director is c/o Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number and percentage of shares of the Company's Common Stock beneficially owned by a person, shares of the Company's Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of March 26, 2009 are deemed outstanding, but are not deemed to be outstanding for purposes of computing the percentage for any other person. As of March 26, 2009, a total of 13,473,303 shares of the Company's Common Stock were issued and outstanding.

(3)
The Company and certain stockholders of the Company, including: Stewart G. MacDonald, Jr., Sandra E. MacDonald, Daniel W. MacDonald, The Evelyn C. MacDonald Family Trust f/b/o Stewart G. MacDonald, Jr., The Evelyn C. MacDonald Family Trust f/b/o Sandra E. MacDonald, The Evelyn C. MacDonald Family Trust f/b/o of Daniel W. MacDonald (each of these sub-trusts under the The Evelyn C. MacDonald Family Trust is referred to herein as a "Sub-Trust," and collectively, the "Sub-Trusts"), The Stewart G. MacDonald, Jr. 1984 Trust (the "SGM Trust"), The Daniel W. MacDonald Revocable Living Trust, the New Century Trust, the Richard G. MacDonald 2004 GST Non-Exempt Irrevocable Trust dated April 23, 2004 (the "RGM Non-Exempt Trust"), the Richard G. MacDonald 2004 GST Exempt Irrevocable Trust dated April 23, 2004 (the "RGM Exempt Trust"), The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust, The Robert C. MacDonald Gift Trust, Cynthia V. Doggett and certain other holders (who hold in the aggregate a de minimis fraction of the issued and outstanding Common Stock of the Company) are parties to a Stockholders' Agreement dated June 26, 1997 (the "Stockholders' Agreement"). The Stockholders' Agreement gives the parties thereto rights of first offer to purchase shares offered for sale by another stockholder who is a party thereto, as well as providing the Company with rights of second offer to purchase such shares. As a result of the Stockholders' Agreement, each of the parties thereto may be deemed to beneficially own all of the shares of the Company's Common Stock owned by the other parties thereto, although such beneficial ownership is not reflected in the table of shares beneficially owned.

(4)
A total of 1,470,569 shares are held in trust pursuant to The Evelyn C. MacDonald Family Trusts (the "ECM Trust"), the grantor of which is Ms. E. MacDonald. The independent trustees (the "Independent Trustees") of the ECM Trust are Peter C. Bennett ("Mr. Bennett") and R. Robert Woodburn, Jr. ("Mr. Woodburn"). In addition, each of Mr. S. MacDonald, Ms. S. MacDonald and Mr. D. MacDonald are trustees of the individual Sub-Trust under the ECM Trust of which such individual is a beneficiary. Of the 1,470,569 shares held by the ECM Trust, 566,667 shares are held in a Sub-Trust for the benefit of Mr. S. MacDonald, 337,235 shares are held in a Sub-Trust for the benefit of Ms. S. MacDonald, and 566,667 shares are held in a Sub-Trust for the benefit of Mr. D. MacDonald. The Independent Trustees have voting power over the shares held by the ECM Trust and the Sub-Trusts, and may be deemed to have beneficial ownership of such shares. The three trustees of each Sub-Trust (including each of Mr. S. MacDonald, Ms. S. MacDonald and Mr. D. MacDonald as to their own respective Sub-Trust) generally have the shared power to dispose of the shares attributed to such Sub-Trust and, therefore, may be deemed to have beneficial ownership of the shares held by such Sub-Trust.

(5)
Includes (i) 626,608 shares held by the SGM Trust, of which Mr. S. MacDonald serves as co-trustee and is sole beneficiary, (ii) 350,903 shares held by the New Century Trust, of which Mr. S. MacDonald is the grantor, (iii) 566,667 shares held by the ECM Trust for the benefit of Mr. S. MacDonald, of which Mr. S. MacDonald serves as co-trustee and is the beneficiary, (iv) 140,334 shares held by the wife of Mr. S. MacDonald, (v) 143,432 shares held by the minor children of Mr. S. MacDonald, (vi) 53,836 shares held by Mr. S. MacDonald directly and (vii) 265,852 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of March 26, 2009 held by Mr. S. MacDonald. Mr. S. MacDonald may replace the shares held by the New Century Trust at any time with property of equivalent value and, therefore, may be deemed to beneficially own all such shares. Mr. S. MacDonald disclaims beneficial ownership of the shares described in (ii), (iv) and (v) of this footnote.

(6)
Includes (i) 103,965 shares held by The Whitney E. MacDonald GST Trust-1997, (ii) 103,965 shares held by The Jonathan S. MacDonald GST Trust-1997, (iii) 103,965 shares held by The Robert C. MacDonald GST Trust-1997, (iv) 17,950 shares held by The Whitney E. MacDonald Gift Trust, (v) 17,950 shares held by The Jonathan S. MacDonald Gift Trust, (vi) 17,950 shares held by The Robert C. MacDonald Gift Trust, (vii) 337,235 shares held by the ECM Trust for the benefit of Ms. S. MacDonald, of which Ms. S. MacDonald serves as co-trustee and is the beneficiary, (viii) 86,725 shares held by the RGM Non-Exempt Trust, of which Richard G. MacDonald is the settlor with the right to replace shares at any time with property of equal value, (ix) 203,611 shares held by the RGM Exempt Trust, of which Richard G. MacDonald is the settlor with the right to replace shares at any time with property of equal value, and (x) 306,073 shares held by Ms. S. MacDonald directly. Richard G. MacDonald ("Mr. R. MacDonald") is the sole trustee of each of the aforementioned trusts (other than the ECM Trust, the RGM Non-Exempt Trust and the RGM Exempt Trust) and may be deemed to beneficially own all of such shares. The shares held by each of The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997 and The Robert C. MacDonald GST Trust-1997 (collectively, the "GST Trusts") and The Robert C. MacDonald Gift Trust, The Whitney E. MacDonald Gift Trust and The Jonathan S. MacDonald Gift Trust (collectively, the "Gift Trusts") may be replaced at any time by Ms. S. MacDonald, the grantor of such trusts, with property of equivalent value and, therefore, Ms. S. MacDonald may be deemed to beneficially own all such shares. Ms. S. MacDonald disclaims beneficial ownership of the shares held by the GST Trusts and the Gift Trusts.

(7)
Includes (i) 566,667 shares held by the ECM Trust for the benefit of Daniel W. MacDonald, of which Mr. D. MacDonald serves as co-trustee and is the beneficiary, and (ii) 581,033 shares held by The Daniel W. MacDonald Revocable Living Trust, of which Mr. D. MacDonald serves as the sole trustee.

(8)
Includes 1,470,569 shares held by the ECM Trust for which Mr. Bennett and Mr. Woodburn serve as co-trustees and share voting and dispositive power. Mr. Bennett and Mr. Woodburn disclaim beneficial ownership of the shares held by the ECM Trust. Mr. Bennett's mailing address is 111 Cushing Street, Hingham, Massachusetts 02043. Mr. Woodburn's mailing address is c/o Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, MA 02199.

(9)
Includes (i) 626,608 shares held by the SGM Trust, of which Ms. Doggett serves as co-trustee with her husband, Mr. S. MacDonald, who is also sole beneficiary, (ii) 350,903 shares held by the New Century Trust, of which Ms. Doggett serves as co-trustee, (iii) 566,667 shares held by the ECM Trust for the benefit of Mr. S. MacDonald, who serves as co-trustee and is the beneficiary, (iv) 140,334 shares held by Ms. Doggett directly, (v) 143,432 shares held by Ms. Doggett's minor children, (vi) 53,836 shares held by Ms. Doggett's husband (Mr. S. MacDonald), and (vii) 265,852 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of March 26, 2009 held by Ms. Doggett's husband (Mr. S. MacDonald). The shares held in the New Century Trust may be replaced at any time by the grantor, Mr. S. MacDonald, with property of equivalent value. The SGM Trust is revocable by the grantor, Mr. S. MacDonald. Ms. Doggett disclaims beneficial ownership of all of the shares described in this footnote except for the shares she holds directly.

(10)
Includes (i) 103,965 shares held by The Whitney E. MacDonald GST Trust-1997, (ii) 103,965 shares held by The Jonathan S. MacDonald GST Trust-1997, (iii) 103,965 shares held by The Robert C. MacDonald GST Trust-1997, (iv) 17,950 shares held by The Whitney E. MacDonald Gift Trust, (v) 17,950 shares held by The Jonathan S. MacDonald Gift Trust, (vi) 17,950 shares held by The Robert C. MacDonald Gift Trust, (vii) 337,235 shares held by the ECM Trust for the benefit of Ms. S. MacDonald, the wife of Mr. R. MacDonald, and of which Mr. R. MacDonald's wife serves as co-trustee, (viii) 86,725 shares held by the RGM Non-Exempt Trust, of which Mr. R. MacDonald is the settlor with the right to replace shares at any time with property of equal value, (ix) 203,611 shares held by the RGM Exempt Trust, of which Mr. R. MacDonald is the settlor with the right to replace shares at any time with property of equal value, and (x) 306,073 shares held directly by Mr. R. MacDonald's wife (Ms. S. MacDonald). The shares held by each of the GST and Gift Trusts may be replaced at any time by Ms. S. MacDonald, the grantor of such trusts, with property of equivalent value and, therefore, Ms. S. MacDonald may be deemed to beneficially own all such shares. Mr. R. MacDonald is the sole trustee of each of the aforementioned trusts (other than the ECM Trust, the RGM Non-Exempt Trust and the RGM Exempt Trust) and may be deemed to beneficially own all of the shares held by such trusts. Mr. R. MacDonald disclaims beneficial ownership of all of the shares described in this footnote.

(11)
All shares are held by the New Century Trust, of which Mr. Roddy serves as co-trustee. The shares held by the New Century Trust may be replaced at any time by Mr. S. MacDonald, the grantor, with property of equivalent value. Mr. Roddy disclaims beneficial ownership of all shares held by the New Century Trust. Mr. Roddy's mailing address is c/o Loring, Wolcott & Coolidge, 230 Congress Street, Boston, Massachusetts 02110.

(12)
Information is based on a Schedule 13G filed with the SEC on February 9, 2009 by Dimensional Fund Advisors LP ("Dimensional"). Dimensional, located at Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746, is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the "Funds"). In its role as investment adviser or manager, Dimensional possesses investment and/or voting power over the securities reported herein that are owned by the Funds. Of the 1,134,750 shares beneficially owned, Dimensional has sole voting power over 1,127,752 shares, sole dispositive power over all shares beneficially owned and shared voting and dispositive power over none of such shares. All securities reported herein are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(13)
Information is based on a Schedule 13F filed with the SEC on February 6, 2009 by River Road Asset Management, LLC ("River Road"), which is located at 462 South Fourth Street, Suite 1600, Louisville, Kentucky 40202. Of the 1,862,626 shares beneficially owned, River Road has sole voting authority over 1,319,226 shares, no voting authority over 543,400 shares.

(14)
Information is based on a Schedule 13D filed with the SEC on February 20, 2009 by Fairview Capital Investment Management, LLC ("Fairview"). Fairview, located at 300 Drakes Landing Road, Suite 250, Greenbrae, CA 94904, is the investment adviser and general partner of Darlington Partners, L.P. ("Darlington") and is the investment adviser to other accounts. Fairview Capital is the manager of Fairview. Andrew F. Mathieson is the sole shareholder and President of Fairview Capital and is the managing member of Fairview. Scott W. Clark is a Vice President, member and portfolio manager of Fairview and a managing partner and portfolio manager of Darlington. Of the 851,346 shares beneficially owned by Fairview, Fairview Capital, Mr. Mathieson and Mr. Clark, each have shared voting power and shared dispositive power over all such shares and sole voting power and sole dispositive power over none of such shares. Darlington beneficially owns 803,146 shares and has shared voting power and shared dispositive power over all of such shares and has sole voting power and sole dispositive power of none of such shares.

(15)
Information is based on a Schedule 13F filed with the SEC on January 27, 2009 by Polaris Capital Management, LLC ("Polaris"), which is located at 125 Summer Street, Suite 1470, Boston,

  Massachusetts 02110. Of the 1,456,058 shares beneficially owned, Polaris has sole investment discretion with respect to all such shares and sole voting authority over 1,395,656 of such shares.

(16)
Information is based on a Schedule 13G filed with the SEC on February 5, 2009 by Rutabaga Capital Management ("Rutabaga"). Rutabaga, located at 64 Board Street, Third Floor, Boston, Massachusetts 02109, is an investment advisor in accordance with Section 240.13d-1(b)(1)(ii)(E). Of the 1,050,122 shares beneficially owned, Rutabaga claims sole voting power over 394,800 shares, shared voting power over 655,322 shares and sole power to dispose of all such shares.

(17)
Includes shares issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of March 26, 2009 as follows: Mr. Bryan 41,216 shares; Mr. McCauley 41,216 shares; Mr. Bullock 44,216 shares; Mr. Jenny 35,216 shares; Ms. Tocio 27,716 shares; Mr. Meagher 17,716 shares; Mr. Robertson 5,000 shares; Mr. MacLellan 158,785 shares; Mr. Shea 138,710 shares; Mr. Tuttle 69,676 shares; and Mr. Emma 44,156 shares.

(18)
Includes 916,417 shares issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days of March 26, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The Company's executive officers, directors and beneficial owners of more than ten percent (10%) of its Common Stock are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Company. Based on a review of the copies of reports furnished to the Company, and written representations that no other reports were required, the Company believes that during Fiscal 2008 all directors, officers or beneficial owners of greater than ten percent (10%) of the Company's Common Stock filed on a timely basis all reports required by Section 16(a).

 PROPOSAL 2

APPROVAL OF THE MAC-GRAY CORPORATION
2009 STOCK OPTION AND INCENTIVE PLAN

        The Board believes that stock options and other stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors and other key persons of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. The Board anticipates that providing such persons with a direct stake in the Company will assure a closer identification of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

        On April 2, 2009 the Board, upon the recommendation of the Compensation Committee, adopted the 2009 Mac-Gray Corporation Stock Option and Incentive Plan (the "2009 Plan"), subject to the approval of the Company's stockholders. Only 63,007 shares remain available for grants under the 2005 Plan. The 2009 Plan provides flexibility to the Compensation Committee to use various equity-based incentive awards as compensation tools to motivate the Company's workforce. Following approval of the 2009 Plan by the stockholders, the Company will no longer make any grants under the 2005 Plan. A copy of the 2009 Plan is attached as Appendix B to this proxy statement and is incorporated herein by reference.

Vote Required

        A quorum being present, the affirmative vote of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required for the approval of the 2009 Plan. For this purpose, abstentions are treated as a vote against the proposal. Further, in accordance with NYSE rules, broker non-votes will not be counted as shares present and will be disregarded for purposes of this proposal, but may affect the approval of this proposal to the extent broker non-votes cause less than a majority of outstanding shares to be voted on this proposal.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE 2009 PLAN.

Summary of Material Features

        The material features of the 2009 Plan as proposed are:

  •
  The maximum number of shares of common stock to be issued under the 2009 Plan is 1,500,000;

  •
  The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and dividend equivalent rights is permitted;

  •
  Grants of "full-value" awards are deemed for purposes of determining the number of shares available for future grants under the 2009 Plan as an award for two shares for each share of common stock subject to the award. Grants of stock options or stock appreciation rights are deemed to be an award of one share for each share of common stock subject to the award;

  •
  Minimum vesting periods are required for grants of restricted stock and restricted stock units;

  •
  Any material amendment to the 2009 Plan is subject to approval by our stockholders; and

  •
  The term of the 2009 Plan will expire on May 7, 2019.

        Based solely on the closing price of our common stock as reported by the NYSE on March 26, 2009, the maximum aggregate market value of the 1,500,000 shares of common stock that could potentially be issued under the 2009 Plan is $7,635,000. The shares we issue under the 2009 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards under the 2009 Plan and the 2005 Plan that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2009 Plan or the 2005 Plan are added back to the shares of common stock available for issuance under the 2009 Plan. However, the following shares are not added back to the shares of common stock available for issuance under the 2009 Plan: (i) shares of common stock tendered or held back upon exercise or settlement of an award to cover the exercise price of an award or tax withholding or (ii) upon exercise of any stock appreciation rights, shares that are not issued in connection with the stock settlement of the stock appreciation right.

  Qualified Performance-Based Compensation under Code Section 162(m)

        To ensure that certain awards granted under the 2009 Plan to a "Covered Employee" (as defined in the Code) qualify as "performance-based compensation" under Section 162(m) of the Code, the 2009 Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) earnings before interest, taxes, depreciation and amortization, with or without adjustments for interest expense, capital expenditures and non-recurring, non-operating or extraordinary items, including on a per share of Stock basis; (2) return on equity, assets, capital or investment; (3) changes in the market price of the Stock; (4) economic value-added; (5) total stockholder returns; (6) earnings (loss), including on a per share of Stock basis; (7) revenue or sales; (8) cost savings or realization of synergies; (9) pre-tax or after-tax profit levels; (10) leverage or other financial ratios; or (11) market share, any of which may be measured either in absolute terms or as compared to any prior period, incremental increase or to results of a peer group. The foregoing performance criteria can be applied to the organizational level specified by the Compensation Committee, including, but not limited to, to the Company or any Subsidiary, a division, an operating unit or a business segment of the Company or any Subsidiary, or any combination of the foregoing. The Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code will not exceed 300,000 shares of common stock for any performance cycle and options or stock appreciation rights with respect to no more than 250,000 shares of common stock may be granted to any one individual during any calendar year period.

  Summary of the 2009 Plan

        The following description of certain features of the 2009 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2009 Plan that is attached hereto as Appendix B.

        Plan Administration.    The 2009 Plan may be administered by the full board or the Compensation Committee. It is the current intention of the Company that the 2009 Plan be administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2009 Plan. The Compensation Committee may delegate to our CEO the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

        Eligibility.    Persons eligible to participate in the 2009 Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants and prospective officers) of the Company and its subsidiaries as selected from time to time by the Compensation Committee in its discretion. Approximately 957 individuals are currently eligible to participate in the 2009 Plan, which includes 6 executive officers, approximately 944 employees who are not executive officers, and 7 non-employee directors.

        Plan Limits.    The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 250,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock or restricted stock units granted to an individual is intended to qualify as "performance-based compensation" under Section 162(m) of the Code, then the maximum award shall not exceed 300,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle. In addition, no more than 1,500,000 shares will be issued in the form of incentive stock options.

        Effect of Awards.    For purposes of determining the number of shares of common stock available for issuance under the 2009 Plan, the grant of any "full value" award, such as a restricted stock award, restricted stock unit or unrestricted stock award will be counted as two shares for each share of common stock actually subject to the award. The grant of any stock option or stock appreciation right will be counted for this purpose as one share from each share of common stock actually subject to the award.

        Stock Options.    The 2009 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2009 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the last reported sale price of the shares of common stock on the NYSE on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

        The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee, no option granted under the 2009 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee's lifetime only by the optionee, or by the optionee's legal representative or guardian in the case of the optionee's incapacity.

        Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee for at least six months or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

        To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

        Stock Appreciation Rights.    The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant. The term of a stock appreciation right will be fixed by the Compensation Committee and may not exceed ten years.

        Restricted Stock.    The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified restricted period. However, except in the case of retirement, death, disability or a change of control, in the event these awards granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period.

        Restricted Stock Units.    The Compensation Committee may award restricted stock units to any participants. Restricted stock units are generally payable in the form of shares of common stock, although restricted stock units granted to the CEO may be settled in cash. These units may be subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with the Company through a specified vesting period. However, except in the case of retirement, death, disability or a change of control, in the event these awards granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. In the Compensation Committee's sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant's compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

        Unrestricted Stock Awards.    The Compensation Committee may also grant shares of common stock which are free from any restrictions under the 2009 Plan. Unrestricted stock may be granted only to non-employee directors.

        Dividend Equivalent Rights.    The Compensation Committee may grant dividend equivalent rights to participants which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights may be granted as a component of another award (other than a stock option or stock appreciation right) or as a freestanding award. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

        Change of Control Provisions.    The 2009 Plan provides that upon the effectiveness of a "sale event" as defined in the 2009 Plan, except as otherwise provided by the Compensation Committee in the award agreement, all stock options and stock appreciation rights will automatically become fully exercisable and the restrictions and conditions on all other awards with time-based conditions will automatically be deemed waived, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Committee's discretion. In addition, in the case of a sale event in which the Company's stockholders will receive cash consideration, the Company may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights.

        Adjustments for Stock Dividends, Stock Splits, Etc.    The 2009 Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of common stock that are subject to the 2009 Plan, to certain limits in the 2009 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

        Tax Withholding.    Participants in the 2009 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to the exercise or vesting.

        Amendments and Termination.    The Board may at any time amend or discontinue the 2009 Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder's consent. To the extent required under the NYSE rules, any amendments that materially change the terms of the 2009 Plan will be subject to approval by our stockholders. Without approval by our stockholders, the Compensation Committee may not reduce the exercise price of options or stock appreciation rights or effect repricing through cancellation or re-grants, including any cancellation in exchange for cash. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2009 Plan qualifies as performance-based compensation under Section 162(m) of the Code.

        Effective Date of 2009 Plan.    The Board adopted the 2009 Plan on April 2, 2009, and the 2009 Plan becomes effective on the date it is approved by stockholders. Awards of incentive options may be granted under the 2009 Plan until April 2, 2019. No other awards may be granted under the 2009 Plan after the date that is 10 years from the date of stockholder approval.

  New Plan Benefits

        The Company has made a number of grants of stock options and restricted stock units in 2009. All these grants are conditioned on the 2009 Plan being approved by the stockholders. These conditional grants are reported in the following table:

	Options		Restricted Stock Units
Name and Position	Average Exercise Price	Number (#)	Dollar Value ($)	Number (#)
Stewart G. MacDonald, Jr., CEO	$7.39	144,474	$378,257	56,496
Michael J. Shea, CFO	$7.39	68,799	$180,257	26,904
Neil F. MacLellan, NEO	$7.39	37,152	$97,344	14,529
Philip Emma, NEO	$7.39	37,152	$97,344	14,529
Robert J. Tuttle, NEO	$7.39	28,053	$73,506	10,971
All current executive officers, as a group	$7.39	332,142	$870,230	129,885
All current directors who are not executive officers, as a group	—	—	—	—
All current employees who are not executive officers, as a group	$7.39	186,729	$362,807	56,802

Tax Aspects Under the Code

        The following is a summary of the principal federal income tax consequences of certain transactions under the 2009 Plan. It does not describe all federal tax consequences under the 2009 Plan, nor does it describe state or local tax consequences.

        The advice set forth below was not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of avoiding United States federal tax penalties that may be imposed on the taxpayer. The advice was written to support the promotion or marketing of the transaction(s) or matter(s) addressed herein. Each taxpayer should seek advice based upon the taxpayer's particular circumstances from an independent tax advisor.

        Incentive Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

        If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

        If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

        Non-Qualified Options.    No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

        Other Awards.    The Company generally will be entitled to a tax deduction in connection with an award under the 2009 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

        Parachute Payments.    The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

        Limitation on Deductions.    Under Section 162(m) of the Code, the Company's deduction for certain awards under the 2009 Plan may be limited to the extent that the CEO or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2009 Plan is structured to allow certain awards to qualify as performance-based compensation.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2008 regarding shares of common stock that may be issued under the Company's equity compensation plans consisting of the 1997 Stock Option and Incentive Plan (the "1997 Plan"), 2001 Employee Stock Purchase Plan ("ESPP") and 2005 Plan.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,821,607	$9.16	321,543	(3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,821,607	$9.16	321,543	(3)

(1)
Represents shares underlying outstanding options and restricted stock units granted under the 1997 Plan and 2005 Plan. There are no options, warrants or rights outstanding under the ESPP (does not include the purchase rights accruing under the ESPP because the purchase price, and therefore the number of shares to be purchased, is not determinable until the end of the purchase period).

(2)
Includes 63,133 shares underlying restricted stock units granted under the 2005 Plan as of December 31, 2008, for which the performance criteria have not yet been established. Accordingly, for accounting purposes, such awards are not considered to be granted under FAS 123R.

(3)
Includes 31,963 shares available for future issuance under the 2005 Plan, and 289,580 shares available for future issuance under the ESPP, each as of December 31, 2008. No additional awards may be granted under the 1997 Plan.

 PROPOSAL 3

STOCKHOLDER PROPOSAL ENTITLED:
"PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS"

        The Company has received a stockholder proposal from Darlington Partners, L.P. ("Darlington"), 300 Drakes Landing Road, Suite 250, Greenbrae, CA 94904. Darlington has requested that the Company include the following proposal and supporting statement in its proxy statement for the Annual Meeting, and if properly presented this proposal will be voted on at the Annual Meeting. The stockholder proposal is quoted verbatim in italics below.

        The Company's management does not support the adoption of the resolution proposed below and asks stockholders to consider management's response, which follows the stockholder proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Vote Required

        Approval of the stockholders proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting.

Stockholder Proposal

        "RESOLVED, that the stockholders of Mac-Gray Corporation (the "Company") request that the board of directors, in compliance with applicable law, take the steps necessary to reorganize the board of directors into one class subject to election each year. The implementation of this proposal should not affect the unexpired terms of directors elected to the board at or prior to the 2009 annual meeting.

Supporting Statement

        We believe accountability of the board of directors to the Company's shareholders is of paramount importance. This is why we are sponsoring this proposal which, if implemented, would seek to reorganize the board of directors of the Company so that each director stands before the shareholders for re-election each year. We hope to eliminate the Company's so-called "classified board," whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareholders can only vote on a portion of the board of directors at any given time.

        We believe that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that when directors are accountable for their actions, they perform better. A staggered board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See "What Matters in Corporate Governance?" Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005). We also believe that shareholders are willing to pay a premium for corporations with excellent corporate governance. If the Company were to take the steps necessary to declassify its board of directors, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

        We seek to improve that performance and ensure the Company's continued viability through this structural reorganization of the board of directors. If passed, shareholders might have the opportunity to register their views at each annual meeting—on performance of the board of directors as a whole and of each director as an individual. We believe that such annual accountability will serve to keep directors closely focused on the performance of top executives and on increasing shareholder value.

        Additionally, the evidence indicates that shareholders at other companies favor declassified boards. Shareholder proposals urging annual elections of all directors received, on average, over 66% of the vote in

2006, 2007 and the first half of 2008, according to the 2008 Annual Corporate Governance Review from Georgeson, Inc.

        We urge you to join us in voting to declassify the election of directors, as a powerful tool for management incentive and accountability. We urge you to vote FOR this proposal."

Management Statement in Opposition to Stockholder Proposal to Declassify Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 3 FOR THE FOLLOWING REASONS:

        This stockholder proposal requests that Mac-Gray declassify its Board of Directors such that directors would serve one-year terms and the entire Board would be up for election each year. For the reasons set forth below, and based on the recommendation of the Governance and Nominating Committee, Mac-Gray's Board has determined that it is in the best interests of Mac-Gray and its stockholders to maintain the current classified board structure, which consists of three classes of directors with three-year staggered terms.

        The Board and the Governance and Nominating Committee believe that a classified board is more advantageous to, and better serves the interests of, Mac-Gray and its stockholders than a board elected annually for the following reasons:

  •
  Continuity, Stability and Experience.  The staggered election of directors provides continuity and stability in the management of the business and affairs of the Company. A staggered board of directors ensures that a majority of directors at any given time will have prior experience with, and in-depth knowledge of, the Company and its policies, strategies and businesses and is positioned to make decisions that are best for the Company and its stockholders. Specifically, we believe that a classified board:

  •
  creates a more experienced board that is better able to make fundamental decisions about the business, strategic transactions, significant business commitments and appropriate use of financial and other resources;

  •
  promotes the establishment of long-term strategies and goals and helps to prevent abrupt changes in corporate policies based on short-term objectives and the special interests of a select group of stockholders who might have an agenda contrary to the long-term interests of all stockholders;

  •
  enhances the independence of non-management directors by providing them with an assured three year term of office rather than just a one year term during which they may be hesitant to challenge management;

  •
  strengthens our ability to attract and retain highly qualified directors who are willing to make a multi-year commitment to the Company and its stockholders and to develop a deep understanding of the business; and

  •
  allows new directors an opportunity to gain knowledge about our businesses from continuing directors.

  •
  Enhanced Ability to Protect Stockholder Value in Potential Takeover.  A classified board enhances the Company's ability to negotiate the best results for the Company's stockholders in the event of an unsolicited takeover. The current board structure encourages a third party to negotiate with the Company's Board instead of engaging in an unfriendly or unsolicited effort to take over or restructure the Company that may not be in the best interests of all of its stockholders. Absent a classified board, a potential buyer could gain control of the Company by waging a proxy contest and then replacing a majority of the Board (if not the entire Board) with its own slate of nominees at a single annual meeting. With the Board then under the control of the potential buyer, the buyer is well-positioned to complete a takeover of the Company without paying any premium to the Company's stockholders in exchange for its newly-acquired control. On the other hand, a classified board, by requiring two election cycles for a third party to take control of the Board, gives a potential buyer strong incentive to negotiate with the Board to reach a result that is in the best interests of the Company's stockholders and that, with the resulting support of the Board, can be promptly implemented. Importantly, the desire of the potential buyer to negotiate gives the Board more time to evaluate the adequacy and fairness of the proposal and to consider alternative proposals, and ultimately more leverage to negotiate the best result for all stockholders.

  •
  Accountability to Stockholders.  The benefits of a classified board structure do not come at the cost of directors' accountability to stockholders. Our directors' interests are specifically aligned with our stockholders' interests through the fiduciary duty owed by board members to act in stockholders' best interests. All directors are required by Delaware law to uphold their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office. The Company believes that a classified board in no way diminishes directors' responsibilities or their accountability to stockholders.

  •
  Independence.  The classified board structure enhances the independence of non-management directors by providing them with a longer assured term of office, thereby insulating them against pressure from management or from special interest groups who might have an agenda contrary to the long-term interests of all stockholders. As a result, independent directors are able to voice their views without having to continually consider an upcoming nomination for re-election in the following year.

  •
  Corporate Governance.  The Board is committed to corporate governance practices that will benefit the Company's stockholders and regularly examines these practices in light of the changing environment. The Governance and Nominating Committee's corporate governance principles are set forth in its Governance and Nominating Committee Charter and Corporate Governance Guidelines, which are described elsewhere in this Proxy Statement and are available on our website at www.macgray.com. These Guidelines focus on the independence and quality of the members of the Board and the Board's ability to function effectively. The Company has demonstrated excellence in corporate governance. As measured by RiskMetrics Group (formerly, Institutional Stockholder Services), a consultant to institutional investors, in its "Corporate Governance Quotient" evaluation, the Company's corporate governance is better than that of 96.7% of the CGQ Universe companies and 79.1% of the companies in its industry group (Consumer Services Companies). Further, the Company believes that a classified board is consistent with good corporate governance and notes that 59.3% of the S&P MidCap 400 companies and 54.5% of the S&P SmallCap 600 companies have classified boards.

  •
  Effect of the Proposal.  This stockholder proposal has been cast as a recommendation. Passage of the stockholder proposal would not automatically eliminate the classified Board structure. Further action would be required to amend the Company's amended and restated certificate of incorporation to effect this change. While the Board would consider proposing such an amendment, it would do so, consistent with its fiduciary duties, only if it believes such an amendment to be in the best interests of the Company and all of its stockholders. Under the Company's amended and restated certificate of incorporation, the affirmative vote of the holders of four-fifths of the outstanding shares of stock having voting power with respect to such an amendment would be required for approval.

  •
  Conclusion.  The Board and its Governance and Nominating Committee, with the assistance of their professional advisors, have carefully considered this proposal and the arguments for and against a classified Board structure. The Board has concluded that the Company's classified Board structure continues to promote the best interests of the stockholders.

For the foregoing reasons, the Board believes that this stockholder proposal is not in the best interests of the Company and its stockholders. Therefore, the Board of Directors unanimously recommends a vote AGAINST this stockholder proposal.

 PROPOSAL 4

STOCKHOLDER PROPOSAL ENTITLED:
"MAJORITY VOTING IN DIRECTOR ELECTIONS"

        The Company has received a stockholder proposal from Peter Mathieson and Margaret Conver as Trustees of the Abigail B. Mathieson Trust U/A DTD 8/31/1991 (the "Trust"), 8 Longfellow Road, Pittsburgh, PA 15215. The Trust has requested that the Company include the following proposal and supporting statement in its proxy statement for the Annual Meeting, and if properly presented this proposal will be voted on at the Annual Meeting. The stockholder proposal is quoted verbatim in italics below.

        The Company's management does not support the adoption of the resolution proposed below and asks stockholders to consider management's response, which follows the stockholder proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Vote Required

        Approval of the stockholders proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting.

Stockholder Proposal

        RESOLVED, that the shareholders of our Company hereby request that the Board of Directors initiate the appropriate processes to amend the Company's by-laws and each appropriate governing document to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement

        To provide shareholders a meaningful role in director elections, our Company's director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards.

        Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are "withheld" from the nominee. That means that even if 99.99% were "withheld" from a director, that same director could still be serving on the Board if she/he received just 0.01% of the vote.

        In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, General Electric, Motorola, Texas Instruments, Safeway, Home Depot, Gannett, and Supervalu, have adopted a majority vote standard in company bylaws. Additionally, these companies have adopted bylaws or policies to address post-election issues related to the status of director nominees that fail to win election. At the time of the submission of this proposal, our Company and its Board had not taken any similar action.

        With a majority vote standard in place, the Board can consider developing post-election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We feel this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

        Sixty-one proposals on this topic won an average of 51.7% of the vote in 2007 and 2008—including 28 resolutions receiving majority votes, according to RiskMetrics.

        We urge your support FOR this important reform.

Management Statement in Opposition to Stockholder Proposal to Implement Majority Voting in Uncontested Director Elections

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 4 FOR THE FOLLOWING REASONS:

        This stockholder proposal requests that Mac-Gray adopt a majority voting standard for uncontested director elections. After due consideration, and based on the recommendation of the Governance and Nominating Committee, Mac-Gray's Board recommends a vote against this proposal because, for the reasons discussed below, it is unnecessary and disadvantageous.

  •
  Plurality Voting for Directors Is an Accepted Voting Standard.  Mac-Gray is a Delaware company, and Mac-Gray directors currently are elected based on a plurality voting standard (the default standard under Delaware law). Under plurality voting, the director nominees who receive the most affirmative votes are elected to serve on Mac-Gray's Board. Many large public companies incorporated in Delaware and elsewhere use a plurality voting standard. Under plurality voting, Mac-Gray stockholders have a history of electing strong and independent Boards. The plurality voting standard yields a voting result that is certain and delivers election results in a simple, efficient and transparent manner. Plurality voting avoids the destabilizing risk of "failed elections" in which one or more director nominees fail to receive a majority of the votes cast that is required for election, and ensures that all open positions are filled at each election. Further, the rules governing plurality voting are clear and straightforward.

  •
  Corporate Governance.  The Board believes that the Company already has strong corporate governance processes that are designed to identify and propose director nominees who will serve the best interests of the Company and all of its stockholders. Director nominees are evaluated and recommended for election by the Governance and Nominating Committee, all of whose members are independent directors. The Company also includes in this proxy statement information on how stockholders can communicate their views on potential nominees or other matters to the Board. Thus, the Company believes that it already maintains appropriate mechanisms for electing an effective board of directors committed to delivering long-term stockholder value.

  •
  To Our Knowledge, Majority Voting Would Not Have Changed The Outcome of Any Election of Directors By Mac-Gray Stockholders.  The plurality standard has served Mac-Gray well for many years. In fact, we are not aware of any instance in which plurality voting prevented the Mac-Gray's stockholders from either electing the directors they wanted to elect or otherwise expressing their dissatisfaction with any particular director or the Board as a whole. As a practical matter, all of the Directors have been elected by a vast majority of the shares over the past several years. Accordingly, this proposal would have had no impact on the outcomes of the elections of Directors over the past ten years.

  •
  A Majority Voting Standard Has a Number of Disadvantages.  The Board believes that the majority voting standard contemplated by the proposal has a number of disadvantages, as summarized below.

    •
    The Proposal Causes Uncertainty.  The proposal does not address what would occur if no director candidate receives the requisite majority vote. The proposal does not address how or when the Company would fill any vacancy resulting from a resignation of a director who did not receive the requisite majority vote or take into account that such vacancies could be disruptive and could interfere with the functioning of the Board. Further, the Company may face multiple resignations or vacancies as a result of directors failing to receive the requisite majority vote, which might result in a failure by the Company to meet NYSE listing requirements relating to the independence and financial literacy of directors or SEC requirements relating to audit committee financial experts. The Company's current voting and corporate governance structure, under which stockholders may still express dissatisfaction with the Board by withholding votes for certain directors or proposing nominees, allows the Company to maintain a stable Board while evaluating an appropriate response to stockholder dissatisfaction. Consideration of all relevant factors on a case-by-case basis, rather than the uncertainty and potential disruption and regulatory noncompliance that would result from the implementation of a majority voting standard, gives the Board flexibility and enables it to avoid undesirable and disruptive governance consequences or potential noncompliance with regulatory requirements.

    •
    Unknown consequences of proposal in combination with proposed NYSE broker voting rule.  The consequences of adopting a majority voting standard may not be fully understood in light of a proposed NYSE rule concerning broker votes in director elections. Under the proposed NYSE rule, a broker would not be permitted to vote the shares of an account holder for the election of directors if the account holder has not provided voting instruction to his or her broker. If adopted, this is expected to result in far fewer votes being cast in future director elections because brokers representing investors will no longer be able to cast the large number of votes for which the account holder did not respond to the request for voting instructions. If adopted, this NYSE rule, by significantly reducing the number of votes cast, in combination with a voting standard that requires a majority of votes cast, may allow a minority of shares or a single-issue activist to defeat the election of a director or group of directors, resulting in an outcome that may be unfair to the majority of stockholders or inconsistent with the Company's long-term goals.

    •
    Increased costs associated with routine elections.  Another consequence of the proposal may be to unnecessarily increase the cost of soliciting stockholder votes. Implementation of this proposal could provide special interest stockholder groups with the power to promote "vote-no" campaigns against the election of one or more of the Board's director nominees, forcing the Company to employ a proactive telephone solicitation, a second mailing or other strategies to obtain the required votes. The result may be increased spending for routine elections, which is not the best expenditure of the Company's funds.

  •
  The Qualifications of, And the Performance By, Directors Are Not Affected By The Proposed Voting Standard.  The Board believes that the quality of the Company's directors has a far greater impact on our governance than the voting standard used to elect them. The Company's current procedures for nominating directors include a careful evaluation process. The Governance and Nominating Committee and the Board thoroughly evaluate each nominee's skills, experience and independence as well as the criteria set forth in our Governance and Nominating Committee Charter and Corporate Governance Guidelines, which are described elsewhere in this Proxy Statement and are available on our website at www.macgray.com. This review process ensures that the Company is governed and managed with the highest standards of responsibility, ethics and integrity. This review process also demonstrates a commitment to the Company's long-term success and affirms the Company's commitment to strong corporate governance policies and practices.

  •
  Conclusion.  The Board and its Governance and Nominating Committee, with the assistance of their professional advisors, have carefully considered this proposal and the arguments for and against a majority voting standard for uncontested director elections. The Board has concluded that adoption of a majority voting standard for uncontested director elections is unnecessary and disadvantageous.

For the foregoing reasons, the Board of Directors believes that this stockholder proposal is not in the best interests of the Company and its stockholders. Therefore, the Board of Directors unanimously recommends a vote AGAINST this stockholder proposal.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

        Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for presentation at the 2010 annual meeting must be received by the Company on or before December 4, 2009 to be eligible for inclusion in the Company's proxy statement and form of proxy to be distributed by the Board in connection with that meeting. Any such proposal should be mailed to: Secretary, Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451.

        Any stockholder proposals (including recommendations of nominees for election to the Board) intended to be presented at the Company's 2010 annual meeting, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of the Company not later than February 7, 2010 and not earlier than January 8, 2010, together with all supporting documentation required by the Company's By-Laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

INDEPENDENT ACCOUNTANTS

        The firm of PricewaterhouseCoopers LLP served as the Company's independent public accountants for Fiscal 2008 and has been selected to serve as the Company's independent public accountants for the fiscal year ending December 31, 2009. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

OTHER MATTERS

        The Board does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY CARD.

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 Appendix A

INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED PARTICIPANTS IN
THE COMPANY'S SOLICITATION OF PROXIES

        The following sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, nominees and executive officers of the Company who, under SEC rules, may be deemed "participants" in the Company's solicitation of proxies from its stockholders in connection with the 2009 Annual Meeting of Stockholders.

Directors and Director Nominees

        The names and principal occupations of the Company's directors and nominees who may be deemed "participants" in the Company's solicitation are set forth in the section of this Proxy Statement entitled "Election of Directors." Unless otherwise indicated below, the business addresses of the Company's directors and nominees is Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, Massachusetts 02451:

Name	Business Address
Christopher T. Jenny	The Parthenon Group 200 State Street Boston, Massachusetts 02109
Mary Ann Tocio	Bright Horizons Family Solutions 200 Talbot Avenue, South Watertown, Massachusetts 02422

Executive Officers

        The principal occupations of the Company's executive officers who may be deemed "participants" in the Company's solicitation of proxies are set forth below. The principal occupation refers to such person's position with the Company and the business address is Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, Massachusetts 02451.

Name	Position
Stewart G. MacDonald, Jr.	Chairman and CEO
Michael J. Shea	Executive Vice President, Chief Financial Officer and Treasurer
Neil F. MacLellan, III	Executive Vice President, Sales
Philip Emma	Executive Vice President, Operations
Robert J. Tuttle	Executive Vice President, Technology and Information Systems
Linda A. Serafini	Vice President, General Counsel and Secretary

Information Regarding Ownership of the Company's Securities by Participants

        Except as described in this Appendix A, or as otherwise indicated in the "Security Ownership of Certain Beneficial Owners and Management" section of this Proxy Statement, none of the persons listed above under "Directors and Nominees" and "Executive Officers" owns any of the Company's securities of record but not beneficially. Except as described in this Appendix A, the number of shares of common stock of the Company held by directors, the director nominees and the named executive officers as of March 26, 2009, is set forth in the "Security Ownership of Certain Beneficial Owners and Management" section of this Proxy Statement. Linda A. Serafini, our Vice President, General Counsel and Secretary, beneficially owned 32,563 shares of common stock of the Company as of March 26,

2009, including 26,942 shares issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of March 26, 2009.

Information Regarding Transactions in the Company's Securities by Participants

        The following table sets forth purchases and sales during the past two years of shares of common stock of the Company by the persons listed above under "Directors and Nominees" and "Executive Officers." Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

Name	Date	Purchase/Sale of Common Stock (number of shares)	Price Per Share
Thomas E. Bullock	3/16/09	Purchase, 3,800 shares of Common Stock	$5.30
Philip Emma	12/31/08	Purchase under ESPP, 843 shares of Common Stock	$5.34
Philip Emma	6/30/08	Purchase under ESPP, 738 shares of Common Stock	$9.35
Philip Emma	12/31/07	Purchase under ESPP, 345 shares of Common Stock	$9.57
Philip Emma	6/30/07	Purchase under ESPP, 532 shares of Common Stock	$9.95
Christopher T. Jenny	8/1/07	Sale, 2,161 shares of Common Stock	$14.99
Stewart G. MacDonald, Jr.	11/20/08	Purchase, 3,800 shares of Common Stock	$7.06
Stewart G. MacDonald, Jr.	11/19/08	Purchase, 2,000 shares of Common Stock	$7.33
Stewart G. MacDonald, Jr.	11/14/08	Purchase, 2,000 shares of Common Stock	$7.335
Stewart G. MacDonald, Jr.	9/10/07	Sale, 1,000 shares of Common Stock	$14.60
Stewart G. MacDonald, Jr.	9/10/07	Sale, 100 shares of Common Stock	$14.80
Stewart G. MacDonald, Jr.	9/7/07	Exercise of stock options, 100 shares of Common Stock	$3.70
Stewart G. MacDonald, Jr.	9/7/07	Sale, 100 shares of Common Stock	$15.00
Stewart G. MacDonald, Jr.	8/30/07	Exercise of stock options, 10,700 shares of Common Stock	$3.70
Stewart G. MacDonald, Jr.	8/30/07	Sale, 10,700 shares of Common Stock	$15.00

Name	Date	Purchase/Sale of Common Stock (number of shares)	Price Per Share
Stewart G. MacDonald, Jr.	6/4/07	Sale, 100 shares of Common Stock	$15.55
Stewart G. MacDonald, Jr.	3/07/07	Sale, 1,000 shares of Common Stock	$13.96
Stewart G. MacDonald, Jr.	3/6/07	Sale, 1,000 shares of Common Stock	$14.00
Neil F. MacLellan III	12/31/08	Purchase under ESPP, 1,013 shares of Common Stock	$5.34
Neil F. MacLellan III	6/30/08	Purchase under ESPP, 1,170 shares of Common Stock	$9.35
Neil F. MacLellan III	12/31/07	Purchase under ESPP, 537 shares of Common Stock	$9.57
Neil F. MacLellan III	6/30/07	Purchase under ESPP, 1,052 shares of Common Stock	$9.95
William F. Meagher, Jr.	12/01/08	Purchase, 1,900 shares of Common Stock	$7.25
William F. Meagher, Jr.	12/01/08	Purchase, 600 shares of Common Stock	$7.30
Linda A. Serafini	12/31/08	Purchase under ESPP, 394 shares of Common Stock	$5.34
Linda A. Serafini	6/30/08	Purchase under ESPP, 311 shares of Common Stock	$9.35
Linda A. Serafini	12/31/07	Purchase under ESPP, 343 shares of Common Stock	$9.57
Michael J. Shea	12/31/08	Purchase under ESPP, 509 shares of Common Stock	$5.34
Michael J. Shea	6/30/08	Purchase under ESPP, 1,857 shares of Common Stock	$9.35
Michael J. Shea	5/13/08	Purchase, 100 shares of Common Stock	$9.60
Michael J. Shea	5/13/08	Purchase, 2,500 shares of Common Stock	$9.80
Michael J. Shea	12/31/07	Purchase under ESPP, 160 shares of Common Stock	$9.57
Michael J. Shea	6/30/07	Purchase under ESPP, 1,516 shares of Common Stock	$9.95
Robert J. Tuttle	12/31/08	Purchase under ESPP, 647 shares of Common Stock	$5.34
Robert J. Tuttle	6/30/08	Purchase under ESPP, 690 shares of Common Stock	$9.35

Name	Date	Purchase/Sale of Common Stock (number of shares)	Price Per Share
Robert J. Tuttle	12/31/07	Purchase under ESPP, 380 shares of Common Stock	$9.57
Robert J. Tuttle	6/30/07	Purchase under ESPP, 373 shares of Common Stock	$9.95

Miscellaneous Information Concerning Participants

        Except as described in this Appendix A or otherwise disclosed in this Proxy Statement, to the best of the Company's knowledge, no person listed above under "Directors and Nominees" and "Executive Officers" or any of his "associates" beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of Mac-Gray or any of its subsidiaries. Furthermore, except as described in this Appendix A or otherwise disclosed in this Proxy Statement, to the best of the Company's knowledge, no such person or any of his associates is either a party to any transaction or series of similar transactions since January 1, 2008, or any currently proposed transaction or series of similar transactions (1) to which the Company or any of its subsidiaries was or is to be a party, (2) in which the amount involved exceeds $120,000 and (3) in which such person or associate had or will have a direct or indirect material interest. To the best of the Company's knowledge, except as described in this Appendix A or otherwise disclosed in this Proxy Statement, no person listed above under "Directors and Nominees" and "Executive Officers" or any of his or her associates has entered into any arrangement or understanding with any person with respect to (1) any future employment with the Company or its affiliates, or (2) any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Appendix A or otherwise disclosed in this Proxy Statement, to the best of the Company's knowledge, there are no contracts, arrangements or understandings by any of the persons listed under "Directors and Nominees" and "Executive Officers" within the past year with any person with respect to any of the Company's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as described in this Appendix A or otherwise disclosed in this Proxy Statement, to the best of the Company's knowledge, no persons listed under "Directors and Nominees" and "Executive Officers" has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2009 Annual Meeting of Stockholders (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interest).

 Appendix B

MAC-GRAY CORPORATION

2009 STOCK OPTION AND INCENTIVE PLAN

SECTION 1.    GENERAL PURPOSE OF THE PLAN; DEFINITIONS

        The name of the plan is the Mac-Gray Corporation 2009 Stock Option and Incentive Plan (the "Plan"). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective employees) of Mac-Gray Corporation (the "Company") and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

        The following terms shall be defined as set forth below:

        "Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Administrator" means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

        "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards and Dividend Equivalent Rights.

        "Award Certificate" means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

        "Board" means the Board of Directors of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

        "Covered Employee" means an employee who is a "Covered Employee" within the meaning of Section 162(m) of the Code.

        "Dividend Equivalent Right" means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

        "Effective Date" means the date on which the Plan is approved by stockholders as set forth in Section 19.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Fair Market Value" of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), NASDAQ Global Market, the New York Stock Exchange or another national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

        "Incentive Stock Option" means any Stock Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

        "Non-Employee Director" means a member of the Board who is not also an employee of the Company or any Subsidiary.

        "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

        "Option" or "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5.

        "Performance-Based Award" means any Restricted Stock Award or Restricted Stock Units granted to a Covered Employee that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code and the regulations promulgated thereunder.

        "Performance Criteria" means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or any Subsidiary, a division, an operating unit or a business segment of the Company or any Subsidiary, or any combination of the foregoing) that will be used to establish Performance Goals are limited to the following, any of which may be measured either in absolute terms or as compared to any prior period, incremental increase or results of a peer group: (i) earnings before interest, taxes, depreciation and amortization, with or without adjustments for interest expense, capital expenditures and non-recurring, non-operating or extraordinary items, including on a per share of Stock basis; (ii) return on equity, assets, capital or investment; (iii) changes in the market price of the Stock; (iv) economic value-added; (v) total stockholder returns; (vi) earnings (loss), including on a per share of Stock basis; (vii) revenue or sales, (viii) cost savings or realization of synergies; (ix) pre-tax or after-tax profit levels; (x) leverage or other financial ratios, (xi) market share.

        "Performance Cycle" means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee's right to and the payment of a Restricted Stock Award or Restricted Stock Units. Each such period shall not be less than 12 months.

        "Performance Goals" means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

        "Restricted Stock Award" means an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant.

        "Restricted Stock Units" means an Award of phantom stock units to a grantee.

        "Sale Event" shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company's outstanding voting securities immediately prior to such transaction do not own a majority of the outstanding voting securities of the resulting or successor entity (or its ultimate parent, if any) immediately upon completion of such transaction, or (iii) the sale of all of the Stock of the Company to an unrelated person or entity.

        "Sale Price" means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

        "Section 409A" means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

        "Stock" means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

        "Stock Appreciation Right" means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

        "Subsidiary" means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

        "Ten Percent Owner" means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

        "Unrestricted Stock Award" means an Award of shares of Stock free of any restrictions.

SECTION 2.    ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

        (a)    Administration of Plan.    The Plan shall be administered by the Administrator, provided that the amount, timing and terms of the grants of Awards to Non-Employee Directors shall be determined by the compensation committee or similar committee comprised solely of Non-Employee Directors.

        (b)    Powers of Administrator.    The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

            (i)  to select the individuals to whom Awards may from time to time be granted;

           (ii)  to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

          (iii)  to determine the number of shares of Stock to be covered by any Award;

          (iv)  to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

           (v)  to accelerate at any time the exercisability or vesting of all or any portion of any Award provided that the Administrator generally shall not exercise such discretion to accelerate Awards subject to Sections 7 and 8 except in the event of the grantee's death, disability or retirement, or a change in control (including a Sale Event);

          (vi)  subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

         (vii)  at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

        All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

        (c)    Delegation of Authority to Grant Awards.    Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator's authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator's delegate or delegates that were consistent with the terms of the Plan.

        (d)    Award Certificate.    Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

        (e)    Indemnification.    Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company's articles or bylaws or any directors' and officers' liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3.    STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

        (a)    Stock Issuable.    The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 1,500,000 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any Awards awarded under this Plan or the Company's 2005 Stock Option and Incentive Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 250,000 shares of Stock may be granted to any one individual grantee during any one calendar year period, and no more than 1,500,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

        (b)    Effect of Awards.    The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award of two shares of Stock for each such share of Stock actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award for one share of Stock for each such share of Stock actually subject to the Award. Any forfeitures, cancellations or other terminations (other than by exercise) of such Awards shall be returned to the reserved pool of shares of Stock under the Plan in the same manner.

        (c)    Changes in Stock.    Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company's capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

        (d)    Mergers and Other Transactions.    Except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award Certificate, in the case of and subject to the consummation of a Sale Event, all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator's discretion. Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable (after taking into account any acceleration hereunder) at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee.

        (e)    Substitute Awards.    The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.    ELIGIBILITY

        Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.    STOCK OPTIONS

        Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

        Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

        (a)    Stock Options.    The Administrator in its discretion may grant Stock Options to eligible employees, Non-Employee Directors and key persons of the Company or any Subsidiary. Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee's election, subject to such terms and conditions as the Administrator may establish.

        (b)    Exercise Price.    The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

        (c)    Option Term.    The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

        (d)    Exercisability; Rights of a Stockholder.    Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

        (e)    Method of Exercise.    Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award Certificate:

            (i)  In cash, by certified or bank check or other instrument acceptable to the Administrator;

           (ii)  Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that have been beneficially owned by the optionee for at least six months and that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

          (iii)  By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

          (iv)  With respect to Stock Options that are not Incentive Stock Options, by a "net exercise" arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

        (f)    Annual Limit on Incentive Stock Options.    To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.     STOCK APPRECIATION RIGHTS

        (a)    Exercise Price of Stock Appreciation Rights.    The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

        (b)    Grant and Exercise of Stock Appreciation Rights.    Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

        (c)    Terms and Conditions of Stock Appreciation Rights.    Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7.    RESTRICTED STOCK AWARDS

        (a)    Nature of Restricted Stock Awards.    The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

        (b)    Rights as a Stockholder.    Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the Restricted Stock Award Certificate. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

        (c)    Restrictions.    Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee's employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee's legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

        (d)    Vesting of Restricted Stock.    The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company's right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed "vested." Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee's rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee's termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.    RESTRICTED STOCK UNITS

        (a)    Nature of Restricted Stock Units.    The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Restricted Stock Units granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Restricted Stock Units granted to employees shall have a time-based restriction, the total restriction period with respect to such Award shall not be less than three years; provided, however, that any Restricted Stock Units with a time-based restriction may become vested incrementally over such three-year period. At the end of the deferral period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock, except that in the case of grants to the Chief Executive Officer, the Restricted Stock Units may be settled in cash. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

        (b)    Election to Receive Restricted Stock Units in Lieu of Compensation.    The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

        (c)    Rights as a Stockholder.    A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine.

        (d)    Termination.    Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee's right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.    UNRESTRICTED STOCK AWARDS

        Grant or Sale of Unrestricted Stock.    The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. Unrestricted Stock Awards may be granted only to Non-Employee Directors.

SECTION 10.    PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

        (a)    Performance-Based Awards.    Any employee or other key person providing services to the Company and who is selected by the Administrator may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award or Restricted Stock Units payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, a division, an operating unit or a business segment of the Company or any Subsidiary, an individual, or any combination of the foregoing. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.

        (b)    Grant of Performance-Based Awards.    With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

        (c)    Payment of Performance-Based Awards.    Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee's Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

        (d)    Maximum Award Payable.    The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 300,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof).

SECTION 11.    DIVIDEND EQUIVALENT RIGHTS

        (a)    Dividend Equivalent Rights.    A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or Restricted Stock Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an award of Restricted Stock Units or Restricted Stock Award may provide that such Dividend Equivalent Right shall be settled upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of a Restricted Stock Units or Restricted Stock Award may also contain terms and conditions different from such other Award.

        (b)    Interest Equivalents.    Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

        (c)    Termination.    Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee's rights in all Dividend Equivalent Rights or interest equivalents granted as a component of an award of Restricted Stock Units or Restricted Stock Award that has not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.    TRANSFERABILITY OF AWARDS

        (a)    Transferability.    Except as provided in Section 12(b) below, during a grantee's lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee's legal representative or guardian in the event of the grantee's incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

        (b)    Administrator Action.    Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options or Restricted Stock Units) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may the Award be transferred by a grantee for value.

        (c)    Family Member.    For purposes of Section 12(b), "family member" shall mean a grantee's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee's household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

        (d)    Designation of Beneficiary.    Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee's death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee's estate.

SECTION 13.    TAX WITHHOLDING

        (a)    Payment by Grantee.    Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company's obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

        (b)    Payment in Stock.    Subject to approval by the Administrator, a grantee may elect to have the Company's minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 14.    SECTION 409A AWARDS

        To the extent that any Award is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A (a "409A Award"), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a "separation from service" (within the meaning of Section 409A) to a grantee who is then considered a "specified employee" (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee's separation from service, or (ii) the grantee's death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15.    TRANSFER, LEAVE OF ABSENCE, ETC.

        For purposes of the Plan, the following events shall not be deemed a termination of employment:

          (a)   a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

          (b)   an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.    AMENDMENTS AND TERMINATION

        The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. Except as provided in Section 3(c) or 3(d), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 16 shall limit the Administrator's authority to take any action permitted pursuant to Section 3(c) or 3(d).

SECTION 17.    STATUS OF PLAN

        With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.    GENERAL PROVISIONS

        (a)    No Distribution.    The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

        (b)    Delivery of Stock Certificates.    Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee's last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee's last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic "book entry" records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

        (c)    Stockholder Rights.    Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

        (d)    Other Compensation Arrangements; No Employment Rights.    Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

        (e)    Trading Policy Restrictions.    Option exercises and other Awards under the Plan shall be subject to the Company's insider trading policies and procedures, as in effect from time to time.

        (f)    Forfeiture of Awards under Sarbanes-Oxley Act.    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

SECTION 19.    EFFECTIVE DATE OF PLAN

        This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company's bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20.    GOVERNING LAW

        This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS:    APRIL 2, 2009

DATE APPROVED BY STOCKHOLDERS:

ANNUAL MEETING OF STOCKHOLDERS OF
MAC-GRAY CORPORATION
May 8, 2009

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Directions to the Goodwin Procter LLP Conference Center:

        Please note:    Exchange Place does not have a parking garage. Parking is available next door at: 75 State Street (parking garage entrance, on Broad Street).

From Points North:

        Take 1-93 South to exit 24A, Government Center • Get in the left lane and follow signs for Aquarium/Financial District • At the end of exit, bear left and proceed onto Atlantic Avenue southbound • Take first right onto State Street • Take left onto Broad Street and make right into the 75 State Street garage • Take elevator up to 75 State Street lobby, and exit onto Kilby Street • An entrance for 53 State Street (Exchange Place) is immediately across the street

From Points South:

        Take 1-93 North into the Central Artery tunnel • Take exit 23, Government Center • Stay in the left lane, turning left onto North Street at the end of the ramp (follow signs toward Government Center) • Take left onto Congress Street • Follow Congress Street past State Street to Post Office Square • Take left onto Milk Street • Continue on Milk Street until you reach Broad Street • Take left onto Broad Street • Take left into 75 State Street garage (just before State Street) • Take elevator up to 75 State Street lobby, and exit onto Kilby Street • An entrance for 53 State Street (Exchange Place) is immediately across the street

From Points West:

        Take Mass Pike (I-90) to I-93 North to exit 23, Government Center • Stay in the left lane, turning left onto North Street at the end of the ramp (follow signs toward Government Center) • Take left onto Congress Street • Follow Congress Street past State Street to Post Office Square • Take left onto Milk Street • Continue on Milk Street until you reach Broad Street • Take left onto Broad Street • Take left into 75 State Street garage (just before State Street) • Take elevator up to 75 State Street lobby, and exit onto Kilby Street • An entrance for 53 State Street (Exchange Place) is immediately across the street

From Logan Airport:

        Follow signs for the Ted Williams Tunnel/Mass Pike/I-90 West • Take the Ted Williams Tunnel to the Mass Pike (I-90) West • Use Exit 24-25 after leaving the Ted Williams Tunnel • The exit ramp runs parallel to I-90 for approximately 1/2 mile until it enters the northbound central Artery tunnel • Proceed north about 1/2 mile to exit 23, Government Center • Take left onto North Street (follow signs toward Government Center) • Take left onto Congress Street • Follow Congress Street past State Street to Post Office Square • Take left onto Milk Street • Continue on Milk Street until you reach Broad Street • Take left onto Broad Street • Take left into 75 State Street garage (just before State Street) • Take elevator up to 75 State Street lobby and exit onto Kilby St • An entrance for 53 State Street (Exchange Place) is immediately across the street

DATED: ____________________________________________________________, 2009 (Signature) ______________________________________________________________ (Signature, if held jointly) ___________________________________________________ (Title) ___________________________________________________________________ PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE TODAY. . DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET .  PROPOSAL 1—To elect: 1 Stewart G. MacDonald, Jr., and 2 Christopher T. Jenny to the Board of Directors. PROPOSAL 2—To adopt the Company’s 2009 Stock Option and Incentive Plan as described in the Proxy Statement. FOR ALL The Board of Directors recommends a vote FOR all the nominees and FOR Proposal 2. WITHHOLD FROM ALL For Against Abstain (continued from other side) Please Vote, Sign, Date and Return Promptly in the Enclosed Postage-Paid Envelope. INTERNET www.cesvote.com • Go to the website listed above. • Have your WHITE PROXY CARD ready. • Follow the simple instructions that appear on your computer screen. TELEPHONE 1-888-693-8683 • Use any touch-tone telephone. • Have your WHITE PROXY CARD ready. • Follow the simple recorded instructions. MAIL • Mark, sign and date your WHITE PROXY CARD. • Detach your WHITE PROXY CARD. • Return your WHITE PROXY CARD in the postage-paid envelope provided. MAC-GRAY CORPORATION THERE ARE THREE WAYS TO VOTE: BY INTERNET, TELEPHONE OR MAIL Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting is available 24 hours a day, 7 days a week through 11:59 PM Eastern Time the day prior to the annual meeting day. NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s) mark the “FOR ALL, WITH EXCEPTIONS” box and write the number of the excepted nominee(s) in the space below. FOR ALL, WITH EXCEPTIONS PROPOSAL 3—Stockholder Proposal Requesting Declassification of the Board of Directors. PROPOSAL 4—Stockholder Proposal Requesting Majority Voting for Directors. The Board of Directors recommends a vote AGAINST Proposals 3 and 4. For Against Abstain For Against Abstain 2019A Mac-Gray_03 4/1/09 4:41 PM Page 1

MAC-GRAY CORPORATION 2009 Annual Meeting of Stockholders This Proxy is Solicited on Behalf of the Board of Directors The undersigned stockholder(s) of Mac-Gray Corporation, a Delaware corporation (the “Company”), hereby appoints Mr. Stewart G. MacDonald, Jr. and Mr. Michael J. Shea as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Friday, May 8, 2009 at 10:00 a.m., local time, at the Goodwin Procter LLP Conference Center, Second Floor, Exchange Place, 53 State Street, Boston, Massachusetts 02109 and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the meeting, as a holder of common shares of the Company, par value $0.01 per share (the “Shares”), held of record by the undersigned on March 26, 2009, and otherwise to represent the undersigned at the meeting with all powers of the undersigned as if the undersigned were present and voting the Shares. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the meeting. Directions to the Goodwin Procter LLP Conference Center are included on the outside back cover of the Proxy Statement for the Annual Meeting of Stockholders to be held on May 8, 2009. THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED, AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ON THE REVERSE SIDE; FOR THE APPROVAL OF THE COMPANY’S 2009 STOCK OPTION AND INCENTIVE PLAN; AGAINST THE TWO STOCKHOLDER PROPOSALS; AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Important notice regarding the availability of the proxy materials for the Annual Meeting of Stockholders to be held on May 8, 2009: the Proxy Statement and Annual Report to Stockholders are available at http://www.macgray.com/proxy. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE) Proxy Solicited on Behalf of the Board of Directors 2009 Annual Meeting of Mac-Gray Corporation Stockholders May 8, 2009, 10:00 a.m. Local Time Goodwin Proctor LLP Conference Center, 2nd Floor Exchange Place 53 State Street Boston, Massachusetts 02109 YOUR VOTE IS IMPORTANT Please take a moment now to vote your common shares of Mac-Gray Corporation for the upcoming Annual Meeting of Stockholders. PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS (See reverse side for instructions) WHITE PROXY CARD 2019A Mac-Gray_03 4/1/09 4:41 PM Page 2

QuickLinks

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, MAY 8, 2009
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS To Be Held on Friday, May 8, 2009
PROPOSAL 1 ELECTION OF DIRECTORS
Background of Discussion with Fairview
INFORMATION REGARDING DIRECTORS/NOMINEES
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
INFORMATION REGARDING EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Option Exercises and Stock Vested For Fiscal 2008
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTOR COMPENSATION
PRINCIPAL AND MANAGEMENT STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2 APPROVAL OF THE MAC-GRAY CORPORATION 2009 STOCK OPTION AND INCENTIVE PLAN
PROPOSAL 3 STOCKHOLDER PROPOSAL ENTITLED: "PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS"
PROPOSAL 4 STOCKHOLDER PROPOSAL ENTITLED: "MAJORITY VOTING IN DIRECTOR ELECTIONS"
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
INDEPENDENT ACCOUNTANTS
OTHER MATTERS
  Appendix A
INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE COMPANY'S SOLICITATION OF PROXIES
  Appendix B
MAC-GRAY CORPORATION 2009 STOCK OPTION AND INCENTIVE PLAN